Filed pursuant to Rule 424(b)(5)
Registration Statement Nos. 333-135991 and 333-135991-01

Subject to Completion
Preliminary Prospectus Supplement dated June 19, 2008

PROSPECTUS SUPPLEMENT
(To prospectus dated July 24, 2006)

$
Constellation Energy Group, Inc.

Series A Junior Subordinated Debentures
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The Series A Junior Subordinated Debentures will bear interest at         % per year.  Constellation Energy will pay interest on the Junior Subordinated Debentures on March 15, June 15, September 15 and December 15 of each year, beginning September 15, 2008, unless payment is deferred as described below. The Junior Subordinated Debentures will be issued in registered form and in denominations of $25 and integral multiples thereof.

Constellation Energy must repay the principal amount of the Junior Subordinated Debentures, together with any accrued and unpaid interest, on the maturity date.  The maturity date for the Junior Subordinated Debentures is initially June 15, 2063, but will be automatically extended, without the consent of the holders of Junior Subordinated Debentures, for an additional quarterly period on each of March 15, June 15, September 15 and December 15 beginning June 15, 2013 and through and including March 15, 2018, unless (i) earlier redeemed or (ii) prior to any such date, Constellation Energy elects to discontinue the automatic extension of the maturity date as described in this prospectus supplement.  If the maturity date is automatically extended on all of these dates, the Junior Subordinated Debentures will mature on June 15, 2068.

Constellation Energy may defer interest payments on the Junior Subordinated Debentures on one or more occasions for up to 10 consecutive years as described in this prospectus supplement.  Deferred interest payments will accrue additional interest at a rate equal to the interest rate on the Junior Subordinated Debentures, compounded on each interest payment date, to the extent permitted by applicable law.

Constellation Energy may redeem the Junior Subordinated Debentures at its option at the times and the prices described in this prospectus supplement.

Constellation Energy intends to apply to list the Junior Subordinated Debentures on the New York Stock Exchange.  If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the Junior Subordinated Debentures are first issued.

See “Risk Factors” beginning on page S-10 to read about certain factors you should consider before making an investment in the Junior Subordinated Debentures.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Junior Subordinated Debentures or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Junior Subordinated Debenture	Total (3)
Price to Public (1)	$25.00	$
Underwriting Discount (2)	$	$
Proceeds to Constellation Energy (before expenses)	$	$

(1)  Plus accrued interest, if any, from the date the Junior Subordinated Debentures are originally issued, if settlement occurs after that date.

(2) Underwriting commissions of $         per Junior Subordinated Debenture (or up to $                 for all Junior Subordinated Debentures) will be deducted from the proceeds paid to Constellation Energy by the underwriters.  However, the commission will be $         per Junior Subordinated Debenture for sales to institutions and, to the extent of such sales, the total underwriting discount will be less than the amount set forth above.  As a result of sales to institutions, the total proceeds to Constellation Energy increased by $          .

(3) Assumes no exercise of overallotment option.

Constellation Energy has granted the underwriters an overallotment option to purchase up to an additional $              aggregate principal amount of Junior Subordinated Debentures for 30 days following the date of this prospectus supplement.  Should the underwriters exercise this option in full, the total initial public offering price, underwriting discount and proceeds, before expenses, of Constellation Energy will be, assuming no sales to institutions of Junior Subordinated Debentures upon exercise of the option, $             , $              and $             , respectively.

The Junior Subordinated Debentures are expected to be delivered in book-entry only form through The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about June    , 2008.
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Joint Book-Running Managers

Citi	Merrill Lynch & Co. Sole Structuring Coordinator	Morgan Stanley	UBS Investment Bank	Wachovia Securities
Co-Manager

Banc of America Securities LLC
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The date of this prospectus supplement is June    , 2008.

The information in this preliminary prospectus supplement is not complete and may be changed.  Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities and neither is soliciting any offer to buy these securities in any jurisdiction where the solicitation, offer or sale is not permitted.

This document is made up of two parts.  The first part is the prospectus supplement, which describes Constellation Energy’s business and the specific terms of the securities offered.  The second part, the accompanying prospectus, which is part of a registration statement filed with the Securities and Exchange Commission, gives more general information, some of which may not apply to this offering.  If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and in the accompanying prospectus and in any written communication from Constellation Energy or the underwriters specifying the final terms of the offering.  Neither Constellation Energy nor the underwriters has authorized anyone else to provide you with additional or different information.  Neither Constellation Energy nor the underwriters is making an offer of these Junior Subordinated Debentures in any jurisdiction where the offer is not permitted.  You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Constellation Energy’s business, financial condition, results of operations and prospects may have changed since those dates.

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Page
Prospectus Supplement

Prospectus

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.  This prospectus supplement and the accompanying prospectus contain forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995).  Forward-looking statements should be read with the cautionary statements in the accompanying prospectus under the heading “Forward-Looking Statements” and the important factors discussed in this prospectus supplement and in the incorporated documents.  To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information.  You should pay special attention to the “Risk Factors” section beginning on page S-10 of this prospectus supplement to determine whether an investment in these Junior Subordinated Debentures is appropriate for you.

CONSTELLATION ENERGY

Constellation Energy is an energy company which includes a merchant energy business and Baltimore Gas and Electric Company (“BGE”), a regulated electric and gas public utility in central Maryland.  Constellation Energy was incorporated in Maryland on September 25, 1995.  On April 30, 1999, Constellation Energy became the holding company for BGE and its subsidiaries. In this prospectus supplement, “Constellation Energy” refers to Constellation Energy Group, Inc.

Constellation Energy’s merchant energy business is a competitive provider of energy solutions for a variety of customers.  It has electric generation assets located in various regions of the United States and provides energy solutions to meet customers’ needs.  Constellation Energy’s merchant energy business focuses on serving the full energy and capacity requirements (load-serving) of, and providing other energy products and risk management services for, various customers.

Constellation Energy’s merchant energy business includes:

•
a power generation and development operation that owns, operates, and maintains fossil and renewable generating facilities, and holds interests in qualifying facilities, fuel processing facilities and power projects in the United States,

•	a nuclear generation operation that owns, operates and maintains nuclear generating facilities,

•
a customer supply operation that primarily provides energy products and services relating to load-serving obligations to wholesale and retail customers, including distribution utilities, cooperatives, aggregators, and commercial, industrial and governmental customers, and

•
a global commodities operation that manages contractually controlled physical assets, including generation facilities, natural gas properties and international coal and freight assets, provides risk management services and trades energy and energy-related commodities.

Constellation Energy’s other nonregulated businesses:

•
design, construct and operate renewable energy, heating, cooling and cogeneration facilities and provide various energy-related services, including energy consulting, for commercial, industrial and governmental customers throughout North America,

•	provide home improvements, service heating, air conditioning, plumbing, electrical and indoor air quality systems, and provide natural gas to residential customers in central Maryland, and

•	develop and deploy new nuclear plants in North America.

The information above concerning Constellation Energy is only a summary and does not purport to be comprehensive.  For additional information about Constellation Energy, you should refer to the information described in “Where You Can Find More Information” in the accompanying prospectus.

Constellation Energy’s principal executive offices are located at 750 E. Pratt Street, Baltimore, Maryland 21202.

SUMMARY

The following summary contains basic information about this offering.  For a more complete understanding of this offering, Constellation Energy encourages you to read this entire prospectus supplement, including “Specific Terms of the Junior Subordinated Debentures,” and the accompanying prospectus, including “Description of the Debt Securities.”

Issuer	Constellation Energy Group, Inc.
Securities Offered
Constellation Energy is offering $                     aggregate principal amount of its Series A Junior Subordinated Debentures ($              principal amount if the underwriters exercise their overallotment option in full), which will be referred to as the “Junior Subordinated Debentures” in this prospectus supplement.

Denominations	The Junior Subordinated Debentures will be issued in denominations of $25 and integral multiples thereof.
Maturity Date
Any unpaid principal amount of the Junior Subordinated Debentures, together with accrued and unpaid interest, will be due and payable on the maturity date, or upon acceleration following an event of default. The maturity date for the Junior Subordinated Debentures is initially June 15, 2063, but will be automatically extended, without the consent of the holders of Junior Subordinated Debentures, for an additional quarterly period on each of March 15, June 15, September 15 and December 15 beginning June 15, 2013 and through and including March 15, 2018 (each, an “extension date”), unless (i) earlier redeemed or (ii) prior to any such extension date, Constellation Energy elects to discontinue the automatic extension of the maturity date as described in this prospectus supplement.  As a result, if the maturity date is automatically extended on all extension dates, the Junior Subordinated Debentures will mature on June 15, 2068.  See “Specific Terms of the Junior Subordinated Debentures—Interest and Maturity—Maturity” in this prospectus supplement.

Interest
The Junior Subordinated Debentures will bear interest at an annual rate equal to         % per year.  Subject to Constellation Energy’s right to defer interest payments as described below, interest is payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning September 15, 2008.

For a more complete description of interest payable on the Junior Subordinated Debentures, see “Specific Terms of the Junior Subordinated Debentures—Interest and Maturity—Interest” in this prospectus supplement.

Record Dates for Payment of Interest
So long as all of the Junior Subordinated Debentures remain in book-entry only form, the record date for each interest payment date will be the close of business on the business day (as defined below under “Specific Terms of the Junior Subordinated Debentures—Interest and Maturity—Interest”) immediately preceding the applicable interest payment date.  If any of the

Junior Subordinated Debentures do not remain in book-entry only form, the record date for each interest payment date will be the close of business on the fifteenth calendar day immediately preceding the applicable interest payment date.

Optional Deferral of Interest
So long as no event of default has occurred and is continuing with respect to the Junior Subordinated Debentures, Constellation Energy may defer interest payments on the Junior Subordinated Debentures, from time to time, for one or more periods (each, an “Optional Deferral Period”) of up to 10 consecutive years per Optional Deferral Period.  In other words, Constellation Energy may declare at its discretion up to a 10-year interest payment moratorium on the Junior Subordinated Debentures, and may choose to do that on more than one occasion.  Constellation Energy may not defer payments beyond the maturity date of the Junior Subordinated Debentures.  During an Optional Deferral Period, interest will continue to accrue on the Junior Subordinated Debentures, compounded quarterly, and deferred interest payments will accrue additional interest at a rate equal to the interest rate on the Junior Subordinated Debentures, to the extent permitted by applicable law.  Once all accrued and unpaid interest on the Junior Subordinated Debentures has been paid, Constellation Energy can begin a new Optional Deferral Period.  However, Constellation Energy has no current intention of deferring interest payments on the Junior Subordinated Debentures.

Even though you will not receive any interest payments on your Junior Subordinated Debentures during an Optional Deferral Period, you will be required to accrue interest income and include original issue discount in your gross income for United States federal income tax purposes on an economic accrual basis, even if you are a cash basis taxpayer.  You should consult with your own tax advisor regarding the tax consequences of an investment in the Junior Subordinated Debentures.  See “Material United States Federal Income Tax Consequences—U.S. Holders—Interest” in this prospectus supplement.

For a more complete description of Constellation Energy’s ability to defer the payment of interest, see “Specific Terms of the Junior Subordinated Debentures—Option to Defer Interest Payments” in this prospectus supplement.

Certain Restrictions during an Optional Deferral Period
During any period in which Constellation Energy defers interest payments on the Junior Subordinated Debentures, Constellation Energy will not, and will cause its majority-owned subsidiaries not to, do any of the following (with limited exceptions):

•      declare or pay any dividend or distribution on Constellation Energy’s capital stock;

•      redeem, purchase, acquire or make a liquidation payment with respect to any of Constellation Energy’s capital stock;

•      pay any principal, interest or premium on, or repay, repurchase or redeem any of Constellation Energy’s debt securities that are equal or junior in right of payment with the Junior Subordinated Debentures; or

•      make any payments with respect to any Constellation Energy guarantee of debt securities if such guarantee is equal or junior in right of payment to the Junior Subordinated Debentures.

See “Specific Terms of the Junior Subordinated Debentures—Option to Defer Interest Payments” in this prospectus supplement.

If Constellation Energy defers interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, Constellation Energy will be required to pay all accrued and unpaid interest at the conclusion of the 10-year period.  If Constellation Energy fails to pay in full all accrued and unpaid interest at the conclusion of the 10-year period and such failure continues for 30 days, an event of default that gives rise to acceleration of principal and interest on the Junior Subordinated Debentures will occur under the subordinated indenture pursuant to which the Junior Subordinated Debentures will be issued.  See “Specific Terms of the Junior Subordinated Debentures—Limitation on Remedies” in this prospectus supplement and “Description of the Debt Securities—Events of Default” in the accompanying prospectus.

Optional Redemption
Constellation Energy may redeem the Junior Subordinated Debentures at its option:

•      in whole or in part on one or more occasions before June 15, 2013 at a redemption price as set forth below under “Specific Terms of the Junior Subordinated Debentures—Redemption” in this prospectus supplement;

•      in whole or in part on one or more occasions on or after June 15, 2013 at 100% of their principal amount plus accrued and unpaid interest;

•      in whole, but not in part, before June 15, 2013 at 100% of their principal amount plus accrued and unpaid interest in the event of a Tax Event (as defined below under “Specific Terms of the Junior Subordinated Debentures—Right to Redeem Upon a Tax Event” in this prospectus supplement); or

•      in whole or in part on one or more occasions before June 15, 2013 at a redemption price as set forth below under “Specific Terms of the Junior Subordinated Debentures—Right to Redeem Upon a Rating Agency Event” in this prospectus supplement in the event of a Rating Agency Event (as defined below under “Specific Terms of the Junior Subordinated Debentures—Right to Redeem Upon a Rating Agency Event” in this prospectus supplement).

Replacement Capital Covenant
Around the time of the initial issuance of the Junior Subordinated Debentures, Constellation Energy will enter into a Replacement Capital Covenant, as described below under “Certain Terms of the Replacement Capital Covenant,” in which Constellation Energy will covenant for the benefit of holders of a designated series of Constellation Energy’s unsecured long-term indebtedness, other than the Junior Subordinated Debentures, that it:

•      will not redeem or purchase, or satisfy, discharge or defease (collectively, “defease”) the Junior Subordinated Debentures, and

•      will cause its majority-owned subsidiaries not to purchase the Junior Subordinated Debentures,

in each case on or before June 15, 2033 (which date will be automatically extended for additional quarterly periods to no later than June 15, 2038 if and to the extent that the maturity date of the Junior Subordinated Debentures is extended as provided in “Specific Terms of the Junior Subordinated Debentures—Interest and Maturity—Maturity”), unless, subject to certain limitations, a specified amount shall have been raised from the issuance, during the 180 days prior to the date of that redemption, purchase or defeasance, of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Debentures at the time of redemption, purchase or defeasance.  See “Certain Terms of the Replacement Capital Covenant” in this prospectus supplement.

The Replacement Capital Covenant is not intended for the benefit of holders of the Junior Subordinated Debentures and may not be enforced by them, and the Replacement Capital Covenant is not a term of the subordinated indenture pursuant to which the Junior Subordinated Debentures will be issued or the Junior Subordinated Debentures.

Ranking
Constellation Energy’s payment obligation under the Junior Subordinated Debentures will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of Constellation Energy’s Senior Indebtedness.  Senior Indebtedness of Constellation Energy is defined below under “Specific Terms of the Junior Subordinated Debentures—Subordination; Ranking of the Junior Subordinated Debentures.”  However, the Junior Subordinated Debentures will rank equally in right of payment with any Pari Passu Securities, as defined below under “Specific Terms of the Junior Subordinated Debentures—Subordination; Ranking of the Junior Subordinated Debentures.”

Constellation Energy is a holding company that derives substantially all of its income from its operating subsidiaries.  Constellation Energy’s subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts on the Junior Subordinated Debentures or to make any funds available for such payment.  Therefore, the Junior Subordinated Debentures will be effectively subordinated to all indebtedness and other liabilities, including trade payables and debt, as well as to preferred stock incurred or issued by Constellation Energy’s subsidiaries.  In addition to trade liabilities, some of Constellation Energy’s operating subsidiaries incur debt in order to finance their business activities.  All of this indebtedness and right to payments under preferred stock will be effectively senior to the Junior Subordinated Debentures.  The subordinated indenture pursuant to which the Junior Subordinated Debentures will be issued does not place any limit on the amount of Senior Indebtedness that Constellation Energy may issue, guarantee or otherwise incur or the amount of liabilities, including debt, or preferred stock, that Constellation Energy’s subsidiaries may issue, guarantee or otherwise incur.  Constellation Energy expects from time to time to incur additional indebtedness and other liabilities that will be senior to the Junior Subordinated Debentures.  At April 30, 2008, Constellation Energy’s Senior Indebtedness, on an unconsolidated basis, totaled approximately $2.662 billion.

Listing
Constellation Energy intends to apply to list the Junior Subordinated Debentures on the New York Stock Exchange. If approved for listing, trading of the Junior Subordinated Debentures is expected to begin within 30 days after they are first issued.

Form
The Junior Subordinated Debentures will be represented by one or more global certificates and registered in the name of The Depository Trust Company (“DTC”) or its nominee, and deposited with the indenture trustee on behalf of DTC.  This means that you will not receive a certificate for your Junior Subordinated Debentures and that your broker will maintain your position in the Junior Subordinated Debentures.  Constellation Energy expects that the Junior Subordinated Debentures will be ready for delivery through DTC on or about the date indicated on the cover of this prospectus supplement.  You may elect to hold interests in the Junior Subordinated Debentures through DTC (in the United States), or through either Clearstream, Luxembourg, or Euroclear (outside of the United States), if you are a participant in any of these systems, or indirectly through an organization which is a participant in these systems.  See “Specific Terms of the Junior Subordinated Debentures—Book-Entry Only Issuance” in this prospectus supplement for additional information.

Expected Credit Ratings
Constellation Energy expects that the Junior Subordinated Debentures will be rated “Baa2”, “BBB-” and “BBB” by Moody’s Investors Service, Inc. (“Moody’s”) , Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Fitch Ratings, respectively.  Constellation Energy expects that Moody’s and S&P will each assign a negative outlook, and Fitch Ratings will assign a stable outlook, with respect to their respective ratings of the Junior Subordinated Debentures. Credit ratings are not a recommendation to buy, sell or hold these Junior Subordinated Debentures.  Each rating may be subject to revision or withdrawal at any time by the assigning rating organization, and should be evaluated independently of any other rating.

Principal United States Federal Income Tax Consequences
In connection with the issuance of the Junior Subordinated Debentures, Constellation Energy will receive an opinion from Thelen Reid Brown Raysman & Steiner LLP that, for United States federal income tax purposes, the Junior Subordinated Debentures will be classified as indebtedness (although there is no clear authority on point).  This opinion is subject to certain customary conditions.  See “Material United States Federal Income Tax Consequences” in this prospectus supplement.

Each holder of Junior Subordinated Debentures will, by accepting the Junior Subordinated Debentures or a beneficial interest therein, be deemed to have agreed to treat the Junior Subordinated Debentures as indebtedness for all United States federal, state and local tax purposes.  Constellation Energy intends to treat the Junior Subordinated Debentures in the same manner.

If Constellation Energy defers interest payments on the Junior Subordinated Debentures for one or more Optional Deferral Periods, the holders of the Junior Subordinated Debentures will be required to accrue income for United States federal income tax purposes in the amount of the accrued and unpaid interest payments on the Junior Subordinated Debentures, in the form of original issue discount, even though cash interest payments are deferred and even though they may be cash basis taxpayers.

Reopening of the Series
Constellation Energy may, without the consent of the holders of the Junior Subordinated Debentures, increase the principal amount of the series and issue additional junior subordinated debentures of such series having the same ranking, interest rate, maturity and other terms as the Junior Subordinated Debentures.  Any such additional junior subordinated debentures may, together with the Junior Subordinated Debentures, constitute a single series of securities under the subordinated indenture pursuant to which the Junior Subordinated Debentures will be issued.  See “Specific Terms of the Junior Subordinated Debentures—Reopening of the Series” in this prospectus supplement.

Use of Proceeds	The net proceeds from the sale of the Junior Subordinated Debentures will be used for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.
Indenture Trustee	Deutsche Bank Trust Company Americas.
Governing Law
The subordinated indenture and the supplemental indenture pursuant to which the Junior Subordinated Debentures will be issued and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

Before purchasing the Junior Subordinated Debentures, investors should carefully consider the following risk factors together with the risk factors and other information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus in order to evaluate an investment in the Junior Subordinated Debentures.

Risks Relating to the Junior Subordinated Debentures

Constellation Energy can defer interest payments on the Junior Subordinated Debentures for one or more periods of up to 10 years each.  This may affect the market price of the Junior Subordinated Debentures.

So long as no event of default has occurred and is continuing with respect to the Junior Subordinated Debentures, Constellation Energy may defer interest payments on the Junior Subordinated Debentures, from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years.  At the end of an Optional Deferral Period, if all amounts due are paid, Constellation Energy could start a new Optional Deferral Period of up to 10 consecutive years.  During an Optional Deferral Period, interest will continue to accrue on the Junior Subordinated Debentures, compounded quarterly, and deferred interest payments will accrue additional interest at a rate equal to the interest rate on the Junior Subordinated Debentures, to the extent permitted by applicable law.  No Optional Deferral Period may extend beyond the maturity date of the Junior Subordinated Debentures.  If Constellation Energy exercises this right to defer interest payments, the market price of the Junior Subordinated Debentures is likely to be affected.  See “Specific Terms of the Junior Subordinated Debentures—Option to Defer Interest Payments” in this prospectus supplement.

If Constellation Energy exercises its right to defer interest payments, the Junior Subordinated Debentures may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Junior Subordinated Debentures or that is otherwise less than the price at which the Junior Subordinated Debentures may have been traded if Constellation Energy had not exercised such right.  In addition, as a result of Constellation Energy’s right to defer interest payments, the market price of the Junior Subordinated Debentures may be more volatile than other securities that do not have these rights.

Constellation Energy is not permitted to pay current interest on the Junior Subordinated Debentures until Constellation Energy has paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, Constellation Energy will be prohibited from paying current interest on the Junior Subordinated Debentures until Constellation Energy has paid all accrued and unpaid deferred interest plus any accrued interest thereon.  As a result, Constellation Energy may not be able to pay current interest on the Junior Subordinated Debentures if Constellation Energy does not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon.

Constellation Energy’s right to redeem, purchase or defease the Junior Subordinated Debentures and the right of any majority-owned subsidiary of Constellation Energy to purchase the Junior Subordinated Debentures are limited by a covenant that Constellation Energy is making in favor of certain of Constellation Energy’s debt holders.

Constellation Energy has the right to redeem the Junior Subordinated Debentures under circumstances and on terms specified in this prospectus supplement.  However, around the time of the initial issuance of the Junior Subordinated Debentures, Constellation Energy will enter into a Replacement Capital Covenant, which is described below under “Certain Terms of the Replacement Capital Covenant,” that will limit (1) Constellation Energy’s ability to redeem, purchase or defease the Junior Subordinated Debentures and (2) the ability of any majority-owned subsidiary of Constellation Energy to purchase the Junior Subordinated Debentures.  In the Replacement Capital Covenant, Constellation Energy will covenant for the benefit of holders of a designated series of Constellation Energy’s unsecured long-term indebtedness that ranks senior to the Junior Subordinated Debentures that (a) Constellation Energy will not redeem, purchase or defease the Junior Subordinated Debentures and

(b) Constellation Energy will cause its majority-owned subsidiaries not to purchase the Junior Subordinated Debentures, in each case on or before June 15, 2033 (which date will be automatically extended for additional quarterly periods to no later than June 15, 2038 if and to the extent that the maturity date of the Junior Subordinated Debentures is extended), unless, subject to certain limitations, a specified amount shall have been raised from the issuance, during the 180 days prior to the date of that redemption, purchase or defeasance, of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Debentures at the time of redemption, purchase or defeasance.

The ability to raise amounts from the issuance of qualifying securities during the 180 days prior to a proposed redemption, purchase or defeasance by Constellation Energy or purchase by any of the majority-owned subsidiaries of Constellation Energy will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those qualifying securities.  Accordingly, there could be circumstances where Constellation Energy would wish to redeem, purchase or defease some or all of the Junior Subordinated Debentures or a majority-owned subsidiary of Constellation Energy would wish to purchase some or all of the Junior Subordinated Debentures, including as a result of a Tax Event or a Rating Agency Event, and sufficient cash is available for that purpose, but Constellation Energy, and majority-owned subsidiaries of Constellation Energy are restricted from doing so because of the inability to obtain proceeds from the sale of qualifying securities.

The obligations of Constellation Energy under the Junior Subordinated Debentures are subordinated.

The obligations of Constellation Energy under the Junior Subordinated Debentures are unsecured and will rank junior in right of payment to Constellation Energy’s Senior Indebtedness.  This means that Constellation Energy cannot make any payments on the Junior Subordinated Debentures until all holders of Senior Indebtedness of Constellation Energy have been paid in full, or provision has been made for such payment, if (i) certain events of bankruptcy, insolvency or reorganization of Constellation Energy have occurred, (ii) any Senior Indebtedness of Constellation Energy is not paid when due (after the expiration of any applicable grace period) and that default continues without a waiver, or (iii) any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of Constellation Energy are permitted to accelerate the maturity of such Senior Indebtedness.  Constellation Energy expects from time to time to incur additional indebtedness and other liabilities that will be senior to the Junior Subordinated Debentures.  At April 30, 2008, Constellation Energy’s Senior Indebtedness, on an unconsolidated basis, totaled approximately $2.662 billion.

Constellation Energy will rely on cash from its subsidiaries to make payments on the Junior Subordinated Debentures.

Constellation Energy is a holding company that derives substantially all of its income from its operating subsidiaries and its ability to service its indebtedness, including the Junior Subordinated Debentures, depends upon the operating cash flow of its subsidiaries and the payment of funds by such subsidiaries to Constellation Energy in the form of dividends or distributions.  Constellation Energy’s subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts on the Junior Subordinated Debentures or to make any funds available for such payment.  Therefore, the Junior Subordinated Debentures will be effectively subordinated to all indebtedness and other liabilities, including trade payables and debt, as well as to preferred stock incurred or issued by Constellation Energy’s subsidiaries.  In addition to trade liabilities, some of Constellation Energy’s operating subsidiaries incur debt in order to finance their business activities.  All of this indebtedness and right to payments under preferred stock will be effectively senior to the Junior Subordinated Debentures.  The subordinated indenture pursuant to which the Junior Subordinated Debentures will be issued does not place any limit on the amount of Senior Indebtedness that Constellation Energy may issue, guarantee or otherwise incur or the amount of liabilities, including debt, or preferred stock, that Constellation Energy’s subsidiaries may issue, guarantee or otherwise incur.

If Constellation Energy defers interest payments on the Junior Subordinated Debentures, there will be United States federal income tax consequences to holders of the Junior Subordinated Debentures.

If Constellation Energy defers interest payments on the Junior Subordinated Debentures for one or more Optional Deferral Periods, you will be required to accrue interest income as original issue discount, referred to in this prospectus supplement as “original issue discount,” in respect of the deferred interest on your Junior Subordinated Debentures.  As a result, for United States federal income tax purposes you will include that original issue discount in gross income before you receive interest payments, regardless of your regular method of accounting for United States federal income tax purposes.

If you sell your Junior Subordinated Debentures before the record date for the payment of interest at the end of an Optional Deferral Period, you will not receive such interest.  Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period.  Moreover, the accrued original issue discount will be added to your adjusted tax basis in the Junior Subordinated Debentures but may not be reflected in the amount you realize on the sale.  To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes.  The deductibility of capital losses is subject to limitations.  See “Material United States Federal Income Tax Consequences—U.S. Holders—Sale, Exchange, Redemption or Retirement of the Junior Subordinated Debentures” in this prospectus supplement.

Rating agencies may change rating methodologies, including their views on “notching” practices.  This may affect the market price of the Junior Subordinated Debentures.

The rating agencies that currently or may in the future publish a rating for Constellation Energy, including Moody’s, S&P, and Fitch Ratings, each of which is expected to initially publish a rating of the Junior Subordinated Debentures, may, from time to time in the future, change the way they analyze securities with features similar to the Junior Subordinated Debentures.  This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Junior Subordinated Debentures, sometimes called “notching.”  If the rating agencies change their practices for rating these securities in the future, and the ratings of the Junior Subordinated Debentures are subsequently lowered, that could have a negative impact on the trading price of the Junior Subordinated Debentures.

Holders of the Junior Subordinated Debentures will have limited rights of acceleration.

The holders of the Junior Subordinated Debentures and the indenture trustee may accelerate payment of the principal, interest and premium, if any, on the Junior Subordinated Debentures only upon the occurrence and continuation of certain events of default.  Payment of principal, interest and premium, if any, on the Junior Subordinated Debentures may be accelerated upon the occurrence of an event of default under the subordinated indenture pursuant to which the Junior Subordinated Debentures will be issued related to failure to pay interest within 30 days after it is due (other than interest deferred pursuant to one or more Optional Deferral Periods), failure to pay principal and premium, if any, on the Junior Subordinated Debentures when due and certain events of bankruptcy, insolvency or reorganization with respect to Constellation Energy.  Holders of the Junior Subordinated Debentures and the indenture trustee will not have the right to accelerate payment of the principal, interest and premium, if any, on the Junior Subordinated Debentures upon the breach of any other covenant in the subordinated indenture pursuant to which the Junior Subordinated Debentures will be issued.

The Junior Subordinated Debentures have no prior public market and Constellation Energy cannot assure you that any public market will develop or be sustained after the offering.

Although the Junior Subordinated Debentures generally may be resold or otherwise transferred by holders who are not affiliates of Constellation Energy, they will constitute a new issue of securities without an established trading market.  Constellation Energy has been advised by the underwriters that they currently intend to make a market in the Junior Subordinated Debentures, but they have no obligation to do so and may discontinue market making at any time without providing notice.  There can be no assurance that a market for the Junior Subordinated Debentures will develop or, if it does develop, that it will continue.  If an active public market does not develop, the market price and liquidity of the Junior Subordinated Debentures may be adversely affected.  Constellation Energy will apply for the listing of the Junior Subordinated Debentures on the New York Stock Exchange.  If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the Junior Subordinated Debentures are first issued. You should be aware that the listing of the Junior Subordinated Debentures will not necessarily ensure that an active trading market will be available for the Junior Subordinated Debentures.

The maturity of the Junior Subordinated Debentures may be automatically extended.

The maturity date of the Junior Subordinated Debentures is initially June 15, 2063, but may be automatically extended, without the consent of the holders of Junior Subordinated Debentures, for up to five years.  Holders of Junior Subordinated Debentures should not rely on receiving the principal amount of any Junior Subordinated Debenture on the initial maturity date.

You should not rely on the interest payments from the Junior Subordinated Debentures through their maturity date.  They may be redeemed at Constellation Energy’s option or upon the occurrence of a Tax Event or a Rating Agency Event.

You should not rely on the interest payments from the Junior Subordinated Debentures through their maturity date.  The Junior Subordinated Debentures may be redeemed at Constellation Energy’s option or upon the occurrence of a Tax Event or a Rating Agency Event.  The Junior Subordinated Debentures may be redeemed, in whole, at any time, or in part, from time to time, prior to June 15, 2013 at a make whole amount and on or after June 15, 2013 at a redemption price equal to 100% of the principal amount thereof plus in each case any accrued and unpaid interest to the redemption date.  See “Specific Terms of the Junior Subordinated Debentures—Redemption.”

Upon the occurrence of a Tax Event or Rating Agency Event, prior to June 15, 2013, the Junior Subordinated Debentures can be redeemed by Constellation Energy at the prices described below under “Specific Terms of the Junior Subordinated Debentures—Right to Redeem Upon a Tax Event” and “—Right to Redeem Upon a Rating Agency Event.”

Risks Relating to Constellation Energy’s Business

Constellation Energy’s merchant energy business may incur substantial costs and liabilities and be exposed to price volatility and counterparty performance risk as a result of its participation in the wholesale energy markets.

Constellation Energy purchases and sells power and fuel in markets exposed to significant risks, including price volatility for electricity and fuel and the credit risks of counterparties with which Constellation Energy enters into contracts.

Constellation Energy uses various hedging strategies in an effort to mitigate many of these risks.  However, hedging transactions do not guard against all risks and are not always effective, as they are based upon predictions about future market conditions.  The inability or failure to effectively hedge assets or fuel or power positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair future financial results.

Exposure to electricity price volatility.  Constellation Energy buys and sells electricity in both the wholesale bilateral markets and spot markets, which expose Constellation Energy to the risks of rising and falling prices in those markets, and Constellation Energy’s cash flows may vary accordingly.  At any given time, the wholesale spot market price of electricity for each hour is generally determined by the cost of supplying the next unit of electricity to the market during that hour.  This is highly dependent on the regional generation market.  In many cases, the next unit of electricity supplied would be supplied from generating stations fueled by fossil fuels, primarily coal, natural gas and oil.  Consequently, the open market wholesale price of electricity may reflect the cost of coal, natural gas or oil plus the cost to convert the fuel to electricity and an appropriate return on capital.  Therefore, changes in the supply and cost of coal, natural gas and oil may impact the open market wholesale price of electricity.

A portion of Constellation Energy’s power generation facilities operates wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which if not fully hedged may affect the volatility of Constellation Energy’s financial results.

Exposure to fuel cost volatility.   Currently, Constellation Energy’s power generation facilities purchase a portion of their fuel through short-term contracts or on the spot market.  Fuel prices can be volatile, and the price that can be obtained for power produced from such fuel may not change at the same rate as fuel costs.  As a result, fuel price increases may adversely affect Constellation Energy’s financial results.

Exposure to counterparty performance.  Constellation Energy’s merchant energy business enters into transactions with numerous third parties (commonly referred to as “counterparties”).  In these arrangements, Constellation Energy is exposed to the credit risks of Constellation Energy’s counterparties and the risk that one or more counterparties may fail to perform under their obligations to make payments or deliver fuel or power.  In addition, Constellation Energy enters into various wholesale transactions through Independent System Operators (“ISOs”).  These ISOs are exposed to counterparty credit risks.  Any losses relating to counterparty defaults impacting the ISOs are allocated to and borne by all other market participants in the ISO.  These risks are enhanced during periods of commodity price fluctuations.  Defaults by suppliers and other counterparties may adversely affect Constellation Energy’s financial results.

The operation of power generation facilities, including nuclear facilities, involves significant risks that could adversely affect Constellation Energy’s financial results.

Constellation Energy owns and operates a number of power generation facilities.  The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines, substations or pipelines, use of new technology, the dependence on a specific fuel source, including the transportation of fuel, or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes) or environmental compliance, as well as the risk of performance below expected or contracted levels of output or efficiency.  This could result in lost revenues and/or increased expenses.  Insurance, warranties, or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power.  A portion of Constellation Energy’s generation facilities were constructed many years ago.  Older generating equipment may require significant capital expenditures to keep it operating at peak efficiency.  This equipment is also likely to require periodic upgrading and improvement.  Breakdown or failure of one of Constellation Energy’s operating facilities may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

Constellation Energy is subject to numerous environmental laws and regulations that require capital expenditures, increase Constellation Energy’s cost of operations and may expose Constellation Energy to environmental liabilities.

Constellation Energy is subject to extensive federal, state, and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, wildlife protection, the management of natural resources, and the protection of human health and safety that could, among other things, require additional pollution control equipment, limit the use of certain fuels, restrict the output of certain facilities, or otherwise increase costs.  Significant capital expenditures, operating and other costs are associated with compliance with environmental requirements, and these expenditures and costs could become even more significant in the future as a result of regulatory changes.

For example, there is increasing likelihood that regulation of greenhouse gas emissions will occur at the federal and/or state level, which could increase Constellation Energy’s compliance and operating costs.

Constellation Energy is subject to liability under environmental laws for the costs of remediating environmental contamination.  Remediation activities include the cleanup of current facilities and former properties, including manufactured gas plant operations and offsite waste disposal facilities.  The remediation costs could be significantly higher than the liabilities recorded by Constellation Energy.  Also, Constellation Energy’s subsidiaries are currently involved in proceedings relating to sites where hazardous substances have been released and may be subject to additional proceedings in the future.

Constellation Energy is subject to legal proceedings by individuals alleging injury from exposure to hazardous substances and could incur liabilities that may be material to Constellation Energy’s financial results.  Additional proceedings could be filed against Constellation Energy in the future.

Constellation Energy may also be required to assume environmental liabilities in connection with future acquisitions.  As a result, Constellation Energy may be liable for significant environmental remediation costs and other liabilities arising from the operation of acquired facilities, which may adversely affect Constellation Energy’s financial results.

Constellation Energy’s generation business may incur substantial costs and liabilities due to its ownership and operation of nuclear generating facilities.

Constellation Energy owns and operates nuclear power plants.  Ownership and operation of these plants exposes Constellation Energy to risks in addition to those that result from owning and operating non-nuclear power generation facilities.  These risks include normal operating risks for a nuclear facility and the risks of a nuclear accident.

Nuclear Operating Risks.  The ownership and operation of nuclear generating facilities involve routine operating risks, including:

•	mechanical or structural problems;

•	inadequacy or lapses in maintenance protocols;

•	impairment of reactor operation and safety systems due to human or mechanical error;

•	costs of storage, handling and disposal of nuclear materials, including the availability or unavailability of a permanent repository for spent nuclear fuel;

•	regulatory actions, including shut down of units because of public safety concerns, whether at Constellation Energy’s plants or other nuclear operators;

•	limitations on the amounts and types of insurance coverage commercially available;

•	uncertainties regarding both technological and financial aspects of decommissioning nuclear generating facilities; and

•	environmental risks, including risks associated with changes in environmental legal requirements.

Nuclear Accident Risks.  In the event of a nuclear accident, the cost of property damage and other expenses incurred may exceed Constellation Energy’s insurance coverage available from both private sources and an industry retrospective payment plan.  In addition, in the event of an accident at one of Constellation Energy’s or another participating insured party’s nuclear plants, Constellation Energy could be assessed retrospective insurance premiums (because all nuclear plant operators contribute to a nationwide catastrophic insurance fund).  Uninsured losses or the payment of retrospective insurance premiums could each have a material adverse effect on Constellation Energy’s financial results.

Constellation Energy’s generation growth plans may not achieve the desired financial results.

Constellation Energy may expand its generation capacity over the next several years through increasing the generating power of existing plants, the renovation of retired plants owned by Constellation Energy, and the construction or acquisition of new plants.  The renovation, development, construction, and acquisition of additional generation capacity involves numerous risks.  Any planned power uprates, construction, or renovation could result in cost overruns, lower than expected plant efficiency, and higher operating and other costs.  With respect to the renovation of retired plants or the construction of new plants, Constellation Energy may incur significant sums for preliminary engineering, permitting, legal, and other expenses before it can be established whether a project is feasible, economically attractive, or capable of being financed.

If Constellation Energy was unable to complete the construction or renovation of a plant, Constellation Energy may not be able to recover its investment in the project.  Furthermore, Constellation Energy may be unable to run any new, acquired or renovated plants as efficiently as projected, which could result in higher-than-projected operating and other costs that adversely affect its financial results.

Constellation Energy often relies on single suppliers and at times on single customers, exposing it to significant financial risks if either should fail to perform their obligations.

Constellation Energy often relies on a single supplier for the provision of fuel, water, and other services required for operation of a facility, and at times, Constellation Energy rely on a single customer or a few customers to purchase all or a significant portion of a facility’s output, in some cases under long-term agreements that provide the support for any project debt used to finance the facility.  The failure of any one customer or supplier to fulfill its contractual obligations could negatively impact Constellation Energy’s financial results.  Consequently, Constellation Energy’s financial performance depends on the continued performance by customers and suppliers of their obligations under these long-term agreements.

Reduced liquidity in the markets in which Constellation Energy operate could impair its ability to appropriately manage the risks of its operations.

Constellation Energy is an active participant in energy markets through its competitive energy businesses.  The liquidity of regional energy markets is an important factor in Constellation Energy’s ability to manage risks in these operations.  Over the past several years, several merchant energy businesses have ended or significantly reduced their activities as a result of several factors including government investigations, changes in market design and deteriorating credit quality.  As a result, several regional energy markets experienced a significant decline in liquidity.  Liquidity in the energy markets can be adversely affected by various factors, including price volatility and the availability of credit.  As a result, future reductions in liquidity may restrict Constellation Energy’s ability to manage its risks and this could impact its financial results.

Constellation Energy may not fully hedge its generation assets, competitive supply or other market positions against changes in commodity prices, and its hedging procedures may not work as planned.

To lower its financial exposure related to commodity price fluctuations, Constellation Energy routinely enters into contracts to hedge a portion of its purchase and sale commitments, weather positions, fuel requirements, inventories of natural gas, coal and other commodities, and competitive supply.  As part of this strategy, Constellation Energy routinely utilizes fixed-price forward physical purchase and sales contracts, futures, financial swaps, and option contracts traded in the over-the-counter markets or on exchanges.  However, Constellation Energy may not cover the entire exposure of its assets or positions to market price volatility and the coverage will vary over time.  Fluctuating commodity prices may negatively impact Constellation Energy’s financial results to the extent it has unhedged positions.

In addition, risk management tools and metrics such as daily value at risk, stop loss limits and liquidity guidelines are based on historical price movements.  If price movements significantly or persistently deviate from historical behavior, the limits may not protect Constellation Energy from significant losses.

Constellation Energy’s risk management policies and procedures may not always work as planned.  As a result of these and other factors, Constellation Energy cannot predict with precision the impact that risk management decisions may have on its financial results.

Changes in the prices of commodities impact Constellation Energy’s liquidity requirements.

As a result of Constellation Energy’s business, it is exposed to the impact of market fluctuations in the price and transportation costs of electricity, natural gas, coal and other commodities.  Constellation Energy seeks to mitigate the effect of these fluctuations through various hedging strategies, which may require the posting of collateral by both Constellation Energy and its counterparties.  Changes in the prices of commodities can affect the amount of the collateral which must be posted, depending on the particular hedge position.  As a result, significant changes in the prices of commodities could require Constellation Energy to post additional collateral from time to time, which could adversely affect its overall liquidity and ability to finance its operations, which could adversely affect the credit ratings of Constellation Energy and its outstanding securities.

The use of derivative contracts by Constellation Energy in the normal course of business could result in financial losses that negatively impact Constellation Energy’s financial results.

Constellation Energy uses derivative instruments, such as swaps, options, futures and forwards, to manage its commodity and financial market risks and to engage in trading activities.  Constellation Energy could recognize financial losses as a result of volatility in the market values of these contracts or if a counterparty fails to perform.

In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management’s judgment or use of estimates.  As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.

A failure in Constellation Energy’s operational systems or infrastructure, or those of third parties, may adversely affect its financial results.

Constellation Energy’s businesses are dependent upon its operational systems to process a large amount of data and complex transactions.  If any of Constellation Energy’s financial, accounting or other data processing systems fail or have other significant shortcomings, its financial results could be adversely affected.  Constellation Energy’s financial results could also be adversely affected if an employee causes its operational systems to fail, either as a result of inadvertent error or by deliberately tampering with or manipulating Constellation Energy’s operational systems.  In addition, dependence upon automated systems may further increase the risk that operational system flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect.

Constellation Energy may also be subject to disruptions of its operational systems arising from events that are wholly or partially beyond its control (for example, natural disasters, acts of terrorism, epidemics, computer viruses and telecommunications outages).  Third party systems on which Constellation Energy rely could also suffer operational system failure.  Any of these occurrences could disrupt one or more of Constellation Energy’s businesses, result in potential liability or reputational damage or otherwise have an adverse affect on its financial results.

Constellation Energy operates in deregulated segments of the electric and gas industries created by federal and state restructuring initiatives.  If competitive restructuring of the electric or gas industries is reversed, discontinued, restricted or delayed, Constellation Energy’s business prospects and financial results could be materially adversely affected.

The regulatory environment applicable to the electric and natural gas industries has undergone substantial changes as a result of restructuring initiatives at both the state and federal levels.  These initiatives have had a significant impact on the nature of the electric and natural gas industries and the manner in which their participants conduct their businesses.  Constellation Energy has targeted the competitive segments of the electric and natural gas industries created by these initiatives.

Due to recent events in the energy markets, energy companies have been under increased scrutiny by state legislatures, regulatory bodies, capital markets and credit rating agencies.  This increased scrutiny could lead to substantial changes in laws and regulations affecting Constellation Energy, including modifications to the auction processes in competitive markets and new accounting standards that could change the way Constellation Energy is required to record revenues, expenses, assets and liabilities.  Recent proposals by the Public Service Commission of Maryland (“Maryland PSC”) relating to the structure of the electric industry in Maryland and various options for re-regulation of the industry is one example of how these laws and regulations can change.  Constellation Energy cannot predict the future development of regulation in these markets or the ultimate effect that this changing regulatory environment will have on its business.

If competitive restructuring of the electric and natural gas markets is reversed, discontinued, restricted or delayed, or if the recent Maryland PSC proposals are implemented in a manner adverse to Constellation Energy, its business prospects and financial results could be negatively impacted.

Constellation Energy’s financial results may be harmed if transportation and transmission availability is limited or unreliable.

Constellation Energy has business operations throughout the United States and internationally.  As a result, Constellation Energy depends on transportation and transmission facilities owned and operated by utilities and other energy companies to deliver the electricity, coal, and natural gas it sells to the wholesale and retail markets, as well as the natural gas and coal it purchases to supply some of its generating facilities.  If transportation or transmission is disrupted or capacity is inadequate, Constellation Energy’s ability to sell and deliver products may be hindered.  Such disruptions could also hinder Constellation Energy’s ability to provide electricity, coal or natural gas to its customers or power plants and may materially adversely affect its financial results.

Constellation Energy’s merchant energy business has contractual obligations to certain customers to provide full requirements service, which makes it difficult to predict and plan for load requirements and may result in increased operating costs to its business.

Constellation Energy’s merchant energy business has contractual obligations to certain customers to supply full requirements service to such customers to satisfy all or a portion of their energy requirements.  The uncertainty regarding the amount of load that Constellation Energy’s merchant energy business must be prepared to supply to customers may increase its operating costs.  A significant under- or over-estimation of load requirements could result in Constellation Energy’s merchant energy business not having enough or having too much power to cover its load obligation, in which case it would be required to buy or sell power from or to third parties at prevailing market prices.  Those prices may not be favorable and thus could increase Constellation Energy’s operating costs.

Constellation Energy’s financial results may fluctuate on a seasonal and quarterly basis or as a result of severe weather.

Constellation Energy’s business is affected by weather conditions.  Constellation Energy’s overall operating results may fluctuate substantially on a seasonal basis, and the pattern of this fluctuation may change depending on the nature and location of any facility it acquires and the terms of any contract to which it becomes a party.  Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities.

Generally, demand for electricity peaks in winter and summer and demand for gas peaks in the winter.  Typically, when winters are warmer than expected and summers are cooler than expected, demand for energy is lower, resulting in less electric and gas consumption than forecasted.  Depending on prevailing market prices for electricity and gas, these and other unexpected conditions may reduce Constellation Energy’s revenues and results of operations.  First and third quarter financial results, in particular, are substantially dependent on weather conditions, and may make period comparisons less relevant.

Severe weather can be destructive, causing outages and/or property damage.  This could require Constellation Energy to incur additional costs.  Catastrophic weather, such as hurricanes, could impact Constellation Energy’s or its customers’ operating facilities, communication systems and technology.  Unfavorable weather conditions may have a material adverse effect on Constellation Energy’s financial results.

A downgrade in Constellation Energy’s credit ratings could negatively affect its ability to access capital and/or operate its wholesale and retail competitive supply businesses.

Constellation Energy relies on access to capital markets as a source of liquidity for capital requirements not satisfied by operating cash flows.  If any of Constellation Energy’s credit ratings were to be downgraded, especially below investment grade, its ability to raise capital on favorable terms, including the commercial paper markets, could be hindered, and its borrowing costs would increase.  Additionally, the business prospects of Constellation Energy’s wholesale and retail competitive supply businesses, which in many cases rely on the creditworthiness of Constellation Energy, would be negatively impacted.  Some of the factors that affect credit ratings are cash flows, liquidity, the amount of debt as a component of total capitalization, and political, legislative and regulatory events.

In addition, the ability of BGE to recover its costs of providing service and timing of BGE’s recovery could have a material adverse effect on the credit ratings of BGE and Constellation Energy.

Constellation Energy, and BGE in particular, are subject to extensive local, state and federal regulation that could affect Constellation Energy’s operations and costs.

Constellation Energy is subject to regulation by federal and state governmental entities, including the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the Maryland PSC and the utility commissions of other states in which Constellation Energy has operations.  In addition, changing governmental policies and regulatory actions can have a significant impact on Constellation Energy.  Regulations can affect, for example, allowed rates of return, requirements for plant operations, recovery of costs, limitations on dividend payments and the regulation or reregulation of wholesale and retail competition (including but not limited to retail choice and transmission costs).

BGE’s distribution rates are subject to regulation by the Maryland PSC, and such rates are effective until new rates are approved.  If the Maryland PSC does not approve new rates, BGE might not be able to recover certain costs it incurs.  In addition, limited categories of costs are recovered through adjustment charges that are periodically reset to reflect current and projected costs.  Inability to recover material costs not included in rates or adjustment clauses, including increases in uncollectible customer accounts that may result from higher gas and electric costs, could have an adverse effect on Constellation Energy’s, or BGE’s, cash flow and financial position.

Energy legislation enacted in Maryland in June 2006 and April 2007 mandated that the Maryland PSC review Maryland’s deregulated electricity market.  Although the settlement agreement reached with the State of Maryland terminated certain studies relating to the 1999 deregulation settlement, the State of Maryland and the Maryland PSC may still undertake a review of the Maryland electric industry and market structure and consider options for reregulation.  Constellation Energy cannot at this time predict the final outcome of this review or how such outcome may affect Constellation Energy’s, or BGE’s, financial results, but it could be material.

The regulatory process may restrict Constellation Energy’s ability to grow earnings in certain parts of its business, cause delays in or affect business planning and transactions and increase Constellation Energy’s, or BGE’s, costs.

Poor market performance will affect Constellation Energy’s benefit plan and nuclear decommissioning trust asset values, which may adversely affect its liquidity and financial results.

Constellation Energy’s qualified pension obligations have exceeded the fair value of its plan assets since 2001.  At December 31, 2007, Constellation Energy’s qualified pension obligations were approximately $315 million greater than the fair value of its plan assets.  The performance of the capital markets will affect the value of the assets that are held in trust to satisfy Constellation Energy’s future obligations under its qualified pension plans.  A decline in the market value of those assets may increase Constellation Energy’s funding requirements for these obligations, which may adversely affect its liquidity and financial results.

Constellation Energy is required to maintain funded trusts to satisfy its future obligations to decommission its nuclear power plants.  A decline in the market value of those assets due to poor investment performance or other factors may increase Constellation Energy’s funding requirements for these obligations, which may have an adverse effect on its liquidity and financial results.

War and threats of terrorism and catastrophic events that could result from terrorism may impact Constellation Energy’s results of operations in unpredictable ways.

Constellation Energy cannot predict the impact that any future terrorist attacks may have on the energy industry in general and on Constellation Energy’s business in particular.  In addition, any retaliatory military strikes or sustained military campaign may affect Constellation Energy’s operations in unpredictable ways, such as changes in insurance markets and disruptions of fuel supplies and markets, particularly oil.

The possibility alone that infrastructure facilities, such as electric generation, electric and gas transmission and distribution facilities, would be direct targets of, or indirect casualties of, an act of terror may affect Constellation Energy’s operations.

Such activity may have an adverse effect on the United States economy in general.  A lower level of economic activity might result in a decline in energy consumption, which may adversely affect Constellation Energy’s financial results or restrict its future growth.  Instability in the financial markets as a result of terrorism or war may affect its stock price and its ability to raise capital.

Constellation Energy is subject to employee workforce factors that could affect its businesses and financial results.

Constellation Energy is subject to employee workforce factors, including loss or retirement of key executives or other employees, availability of qualified personnel, collective bargaining agreements with union employees, and work stoppage that could affect Constellation Energy’s financial results.  In particular, Constellation Energy’s competitive energy businesses are dependent, in part, on recruiting and retaining personnel with experience in sophisticated energy transactions and the functioning of complex wholesale markets.

Constellation Energy’s ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including the effect of increased competition.

Constellation Energy is likely to encounter significant competition for acquisition opportunities that may become available.  In addition, Constellation Energy may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

FORWARD-LOOKING STATEMENTS

Constellation Energy makes statements in this prospectus supplement and accompanying prospectus that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  Sometimes these statements will contain words such as “believes,” “anticipates,” “expects,” “intends,” “plans” and other similar words.  These statements are not guarantees of Constellation Energy’s future performance and are subject to risks, uncertainties and other important factors that could cause Constellation Energy’s actual performance or achievements to be materially different from those Constellation Energy projects.  These risks, uncertainties and factors include, but are not limited to:

•
the timing and extent of changes in commodity prices and volatilities for energy and energy-related products including coal, natural gas, oil, electricity, nuclear fuel, freight, and emission allowances;

•	the liquidity and competitiveness of wholesale markets for energy commodities;

•	the effect of weather and general economic and business conditions on energy supply, demand and prices;

•	the ability to attract and retain customers in customer supply activities and to adequately forecast their energy usage;

•	the timing and extent of deregulation of, and competition in, the energy markets, and the rules and regulations adopted in those markets;

•	uncertainties associated with estimating natural gas reserves, developing properties, and extracting natural gas;

•
regulatory or legislative developments federally, in Maryland, or in other states that affect deregulation, the price of energy, transmission or distribution rates and revenues, demand for energy, or increases in costs, including costs related to nuclear power plants, safety, or environmental compliance;

•	the ability of Constellation Energy’s regulated and nonregulated businesses to comply with complex and/or changing market rules and regulations;

•	the ability of BGE to recover all its costs associated with providing customers service;

•
the conditions of the capital markets, interest rates, foreign exchange rates, availability of credit facilities to support business requirements, liquidity, and general economic conditions, as well as Constellation Energy’s and BGE’s ability to maintain their current credit ratings;

•	the effectiveness of Constellation Energy’s and BGE’s risk management policies and procedures and the ability and willingness of counterparties to satisfy their financial and performance commitments;

•
operational factors affecting commercial operations of Constellation Energy’s generating facilities (including nuclear facilities) and BGE’s transmission and distribution facilities, including catastrophic weather-related damages, unscheduled outages or repairs, unanticipated changes in fuel costs or availability, unavailability of coal or gas transportation or electric transmission services, workforce issues, terrorism, liabilities associated with catastrophic events, and other events beyond Constellation Energy’s control;

•
the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements, including factors that are estimated in determining the fair value of energy contracts, such as the ability to obtain market prices and, in the absence of verifiable market prices, the appropriateness of models and model inputs (including, but not limited to, estimated contractual load obligations, unit availability, forward commodity prices, interest rates, correlation and volatility factors);

•	changes in accounting principles or practices;

•	losses on the sale or write down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;

•	the ability to successfully identify and complete acquisitions and sales of businesses and assets; and

•	cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities.

These factors and the other risk factors discussed in this prospectus supplement, including under the headings “Risk Factors” in this prospectus supplement are not necessarily all of the important factors that could cause Constellation Energy’s actual results to differ materially from those expressed in any of its forward-looking statements.  Other unknown or unpredictable factors also could have material adverse effects on Constellation Energy’s future results.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Please see Constellation Energy’s periodic reports filed with the Securities and Exchange Commission for more information on these factors.  The forward-looking statements included in this prospectus supplement and accompanying prospectus are made only as of the date of this prospectus supplement or such prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Constellation Energy’s Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

Three Months Ended	Year Ended December 31,
March 31, 2008	2007	2006	2005	2004	2003
3.06x	3.84x	4.05x	3.04x	2.71x	2.69x

USE OF PROCEEDS

The net proceeds from the sale of the Junior Subordinated Debentures will be used for general corporate purposes.  If Constellation Energy does not use the net proceeds immediately, it may temporarily invest them in short-term, interest bearing obligations.

CONSOLIDATED CAPITALIZATION OF CONSTELLATION ENERGY AND SUBSIDIARIES

The following table shows Constellation Energy’s consolidated capitalization as of March 31, 2008, and as adjusted to reflect the issuance of the Junior Subordinated Debentures (assuming no exercise of the overallotment option).  This table, which is presented in this prospectus supplement solely to provide limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.

	As of March 31, 2008
	Actual		As Adjusted(a)
	(In millions)	% of Capitalization	(In millions)	% of Capitalization
Capitalization
Long-term Debt	$4,686.7	43.4%	$4,686.7
Junior Subordinated Debentures Hereby Offered	—	—
Minority Interests	19.9	0.2%	19.9
Preference Stock Not Subject to Mandatory Redemption	190.0	1.8%	190.0
Common Shareholders’ Equity	5,906.0	54.7%	5,906.0
Total Capitalization	$10,802.6	100.0%		100.0%

(a)
To give effect to the issuance of the Junior Subordinated Debentures offered by this prospectus supplement (assuming no exercise of the overallotment option).  Adjusted amounts do not reflect the deduction of any discounts or commissions in connection with the issuance of the Junior Subordinated Debentures.  Adjusted amounts also do not reflect (1) the issuance by Constellation Energy of its Zero Coupon Senior Notes due 2023 for a purchase price of approximately $250 million, which securities are expected to be issued on or about June 19, 2008 and (2) any other possible issuance and sale of additional securities by Constellation Energy and its subsidiaries from time to time after the date of this prospectus supplement.

SPECIFIC TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

General.  Constellation Energy will issue the Junior Subordinated Debentures under an indenture, dated as of July 24, 2006, as amended, between Constellation Energy and Deutsche Bank Trust Company Americas, as indenture trustee, and referred to in this prospectus supplement as the “Subordinated Indenture.”  A supplemental indenture will amend and supplement the Subordinated Indenture and establish the specific terms of the Junior Subordinated Debentures.  Under the Subordinated Indenture, Constellation Energy may issue an unlimited amount of additional subordinated debt securities.  The Subordinated Indenture does not limit the aggregate amount of indebtedness Constellation Energy may issue, guarantee or incur.

The Junior Subordinated Debentures will be issued in denominations of $25 and integral multiples thereof.

Interest and Maturity.  Interest. The Junior Subordinated Debentures will bear interest at         % per year.  Subject to Constellation Energy’s right to defer interest payments as described below, interest is payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning September 15, 2008.  If interest payments are deferred or otherwise not paid, they will accrue and compound until paid at the same rate at which the Junior Subordinated Debentures bear interest to the extent permitted by applicable law.  The amount of interest payable for any quarterly interest accrual period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the number of days in the period using 30-day calendar months.

In this prospectus supplement the term “interest” includes quarterly interest payments and applicable interest on interest payments accrued but not paid on the applicable interest payment date.

A “business day” is any day that is not a Saturday, a Sunday, or a day on which commercial banking institutions in New York City, are generally authorized or required by law or executive order to be closed.

If an interest payment date, a redemption date or the maturity date of the Junior Subordinated Debentures falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date, the redemption date or the maturity date, as applicable.

So long as all of the Junior Subordinated Debentures remain in book-entry only form, the record date for each interest payment date will be the close of business on the business day immediately preceding the applicable interest payment date.  If any of the Junior Subordinated Debentures do not remain in book-entry only form, the record date for each interest payment date will be the close of business on the fifteenth calendar day immediately preceding the applicable interest payment date.

Maturity. Unless an earlier redemption has occurred, the entire principal amount of the Junior Subordinated Debentures, together with accrued and unpaid interest, will be due and payable on the maturity date for the Junior Subordinated Debentures. The maturity date for the Junior Subordinated Debentures is initially June 15, 2063, but will be automatically extended, without the consent of the holders of Junior Subordinated Debentures, for an additional quarterly period on each of March 15, June 15, September 15 and December 15 beginning June 15, 2013 and through and including March 15, 2018, unless (i) earlier redeemed or (ii) at least 30, but no more than 60, days prior to any such extension date, Constellation Energy gives notice of its election to discontinue the automatic extension of the maturity date.  For example, a Junior Subordinated Debenture which has not been redeemed on or before June 15, 2013, shall, subject to earlier redemption, have its maturity date extended by one quarterly period to September 15, 2063, unless Constellation Energy shall have given notice of discontinuation of the automatic extension of maturity.  If the maturity date is automatically extended on all extension dates, the Junior Subordinated Debentures will mature on June 15, 2068.

Subordination; Ranking of the Junior Subordinated Debentures.  Constellation Energy’s payment obligation under the Junior Subordinated Debentures and under each and all securities to be issued under the Subordinated Indenture will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of Constellation Energy’s Senior Indebtedness.  However, the Junior Subordinated Debentures and, unless provided otherwise in an applicable prospectus supplement, all other securities to be issued under the

Subordinated Indenture will rank equally in right of payment with any Pari Passu Securities.  No payment of the principal (including redemption and sinking fund payments) of, or interest, or premium, if any, on the Junior Subordinated Debentures may be made by Constellation Energy until all holders of Senior Indebtedness have been paid in full (or provision has been made for such payment), if any of the following occurs:

•	certain events of bankruptcy, insolvency or reorganization of Constellation Energy;

•	any Senior Indebtedness of Constellation Energy is not paid when due (after the expiration of any applicable grace period) and that default continues without waiver; or

•
any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of Constellation Energy are permitted to accelerate the maturity of such Senior Indebtedness.

Upon any distribution of assets of Constellation Energy to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of Constellation Energy must be paid in full before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment from such distribution.

“Senior Indebtedness,” when used with respect to Constellation Energy, means all of Constellation Energy’s obligations whether presently existing or from time to time hereafter incurred, created, assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

•	obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds or other securities or instruments;

•	capitalized lease obligations;

•
all obligations of the types referred to in the two preceding bullet points of others which Constellation Energy, has assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise becomes liable for, under any agreement; or

•	all renewals, extensions or refundings of obligations of the kinds described in any of the preceding categories.

Any such obligation, indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with the Junior Subordinated Debentures.  Furthermore, trade accounts payable and accrued liabilities arising in the ordinary course of business will not be Senior Indebtedness.  Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

“Pari Passu Securities” means:

•	indebtedness and other securities that, among other things, by its terms ranks equally with the Junior Subordinated Debentures in right of payment and upon liquidation; and

•	guarantees of indebtedness or other securities described in the preceding bullet point.

“Pari Passu Securities” also includes Constellation Energy’s trade accounts payable and accrued liabilities arising in the ordinary course of business.

Constellation Energy is a holding company that derives substantially all of its income from its operating subsidiaries.  Constellation Energy’s subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts on the Junior Subordinated Debentures or to make any funds available for such payment.  Therefore, the Junior Subordinated Debentures will be effectively subordinated to all indebtedness and other liabilities, including trade payables and debt, as well as to preferred stock incurred or issued by Constellation Energy’s subsidiaries.  In addition to trade liabilities, some of Constellation Energy’s operating subsidiaries incur debt in order to finance their business activities.  All of this indebtedness and right to payments under preferred stock will be effectively senior to the Junior Subordinated Debentures.

The Subordinated Indenture does not place any limit on the amount of Senior Indebtedness that Constellation Energy may issue, guarantee or otherwise incur or the amount of liabilities, including debt, or preferred stock, that Constellation Energy’s subsidiaries may issue, guarantee or otherwise incur.  Constellation Energy expects from time to time to incur additional indebtedness and other liabilities that will be senior to the Junior Subordinated Debentures.  At April 30, 2008, Constellation Energy’s Senior Indebtedness, on an unconsolidated basis, totaled approximately $2.662 billion.

Redemption.  Constellation Energy may redeem any or all of the Junior Subordinated Debentures at 100% of their principal amount plus accrued and unpaid interest thereon, if any, at any time or from time to time on or after June 15, 2013.  Constellation Energy will give notice of its intent to redeem, any or all of the Junior Subordinated Debentures at least 30 but no more than 60 days prior to the date scheduled for redemption (a “Redemption Notice”).

Before June 15, 2013, Constellation Energy may redeem, upon a Redemption Notice, any or all of the Junior Subordinated Debentures, at its option, at any time or from time to time (each a “Redemption Date”) at a redemption price equal to the greater of (i) 100% of the principal amount of such Junior Subordinated Debentures being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Junior Subordinated Debentures (exclusive of interest accrued to the Redemption Date) being redeemed from the Redemption Date to June 15, 2013, discounted to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus          basis points, plus in each case accrued and unpaid interest to the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the time period from the Redemption Date or Rating Agency Event Redemption Date (as defined below under “Specific Terms of the Junior Subordinated Debentures—Right to Redeem Upon a Rating Agency Event” in this prospectus supplement) (as the case may be) to June 15, 2013 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to such time period.

“Comparable Treasury Price” means, with respect to any Redemption Date or Rating Agency Event Redemption Date (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (B) if fewer than four such Reference Treasury Dealer Quotations are obtained, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by Constellation Energy.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC and one other primary U.S. Government securities dealer in the United States of America (“Primary Treasury Dealer”) selected by Wachovia Capital Markets, LLC or their affiliates, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, Constellation Energy shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date or Rating Agency Event Redemption Date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the indenture trustee by the Reference Treasury Dealers at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any Redemption Date or Rating Agency Event Redemption Date, the rate per annum equal to the quarterly equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If Constellation Energy at any time elects to redeem some but not all of the Junior Subordinated Debentures, the indenture trustee will select the particular Junior Subordinated Debentures to be redeemed using any method that it deems fair and appropriate.  However, if the Junior Subordinated Debentures are registered solely in the name of Cede & Co. and traded through DTC, then DTC will select the Junior Subordinated Debentures to be redeemed in accordance with its practices as described below in “—Book Entry-Only Issuance—DTC.”

If at the time a Redemption Notice is given, the redemption moneys are not on deposit with the indenture trustee, then the redemption shall be subject to their receipt on or before the Redemption Date and such notice shall be of no effect unless such moneys are so received.

Right to Redeem Upon a Tax Event.  Before June 15, 2013, Constellation Energy may redeem, upon a Redemption Notice, in whole, but not in part, the Junior Subordinated Debentures, at any time within 90 days after there is a Tax Event (as defined below), at 100% of the principal amount of such Junior Subordinated Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the date fixed for such redemption (“Tax Event Redemption Date”).

If at the time a Redemption Notice is given, the redemption moneys are not on deposit with the indenture trustee, then the redemption shall be subject to their receipt on or before the Tax Event Redemption Date and such notice shall be of no effect unless such moneys are received at any time within 90 days after there is a Tax Event.

A “Tax Event” happens when Constellation Energy has received an opinion of counsel experienced in tax matters that, as a result of:

•
any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•
an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•
any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•
a threatened challenge asserted in writing in connection with an audit of Constellation Energy or its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Junior Subordinated Debentures, which amendment, clarification, or change, in each case, is effective or which administrative action is taken or judicial decision, interpretation or pronouncement is issued, or which threatened challenge is asserted, after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by Constellation Energy on the Junior Subordinated Debentures is not deductible, or within 90 days would not be deductible, in whole or in part, by Constellation Energy for United States federal income tax purposes.

Right to Redeem Upon a Rating Agency Event.  Before June 15, 2013, Constellation Energy may redeem, upon a Redemption Notice, in whole or in part, the Junior Subordinated Debentures, on one or more occasions, at any time following the occurrence and continuation of a Rating Agency Event (as defined below), at a redemption price equal to the greater of (i) 100% of the principal amount of such Junior Subordinated Debentures and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Junior Subordinated Debentures (exclusive of interest accrued to the date fixed for such redemption (“Rating Agency Event Redemption Date”)) being redeemed from the Rating Agency Event Redemption Date to June 15, 2013, discounted to the Rating Agency Event Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus          basis points, plus in each case accrued and unpaid interest to the Rating Agency Event Redemption Date.

If at the time a Redemption Notice is given, the redemption moneys are not on deposit with the indenture trustee, then the redemption shall be subject to their receipt on or before the Rating Agency Event Redemption Date and such notice shall be of no effect unless such moneys are received.

“Rating Agency Event” means a change in the methodology employed by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934 (sometimes referred to in this prospectus supplement as a “rating agency”) that currently publishes a rating for Constellation Energy in assigning equity credit to securities such as the Junior Subordinated Debentures, as such methodology is in effect on the date of issuance of this prospectus supplement (the “current criteria”), which change results in (a) the length of time for which such current criteria are scheduled to be in effect being shortened with respect to the Junior Subordinated Debentures, or (b) a lower or higher equity credit being assigned by such rating agency to the Junior Subordinated Debentures as of the date of such change than the equity credit that would have been assigned to the Junior Subordinated Debentures as of the date of such change by such rating agency pursuant to its current criteria.

Option to Defer Interest Payments.  So long as no event of default has occurred and is continuing with respect to the Junior Subordinated Debentures, Constellation Energy may defer quarterly interest payments on the Junior Subordinated Debentures, from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years per Optional Deferral Period.  However, a deferral of interest payments cannot extend beyond the maturity date of the Junior Subordinated Debentures.  During an Optional Deferral Period, interest will continue to accrue on the Junior Subordinated Debentures, compounded quarterly and deferred interest payments will accrue additional interest at a rate equal to the interest rate on the Junior Subordinated Debentures, to the extent permitted by applicable law.  No interest will be due and payable on the Junior Subordinated Debentures until the end of the Optional Deferral Period except upon a redemption of the Junior Subordinated Debentures during the deferral period.

Constellation Energy may pay at any time all or any portion of the interest accrued to that point during an Optional Deferral Period.  At the end of the Optional Deferral Period or on any redemption date, Constellation Energy will be obligated to pay all accrued and unpaid interest.

Once all accrued and unpaid interest on the Junior Subordinated Debentures has been paid, Constellation Energy again can defer interest payments on the Junior Subordinated Debentures as described above, provided that an Optional Deferral Period cannot extend beyond the maturity date of the Junior Subordinated Debentures.

If Constellation Energy defers interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, Constellation Energy will be required to pay all accrued and unpaid interest at the conclusion of the 10-year period.  If Constellation Energy fails to pay in full all accrued and unpaid interest at the conclusion of the 10-year period and such failure continues for 30 days, an event of default that gives rise to acceleration of principal and interest on the Junior Subordinated Debentures will occur under the Subordinated Indenture.  See “Specific Terms of the Junior Subordinated Debentures—Limitation on Remedies” in this prospectus supplement.

During any period in which Constellation Energy defers interest payments on the Junior Subordinated Debentures, Constellation Energy will not, and will cause its majority-owned subsidiaries not to, do any of the following:

•	declare or pay any dividend or distribution on Constellation Energy’s capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of Constellation Energy’s capital stock;

•
pay any principal, interest or premium on, or repay, purchase or redeem any of Constellation Energy’s debt securities that are equal or junior in right of payment with the Junior Subordinated Debentures; or

•	make any payments with respect to any Constellation Energy guarantee of debt securities if such guarantee is equal or junior in right of payment to the Junior Subordinated Debentures,

other than

•
purchases, redemptions or other acquisitions of Constellation Energy’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, agents, consultants or a stock purchase, dividend reinvestment or similar plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring it to purchase, redeem or acquire its capital stock;

•
any payment, repayment, redemption, purchase, acquisition or declaration of a dividend as a result of any reclassification of Constellation Energy’s capital stock or the exchange or conversion of all or a portion of one class or series of its capital stock or debt securities for a class or series of its capital stock;

•
the purchase of fractional interests in shares of Constellation Energy’s capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;

•
dividends or distributions paid or made in Constellation Energy’s capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts;

•
redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future; or

•
payments under any trust preferred securities, subordinated debentures or junior subordinated debentures, or any guarantee of any of the foregoing, in each case that rank equal in right of payment to the Junior Subordinated Debentures, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full.

Limitation on Remedies.  Each of the following constitutes an event of default under the Subordinated Indenture with respect to the Junior Subordinated Debentures:

(1)
failure to pay interest on the Junior Subordinated Debentures within 30 days after it is due (provided, however, that a failure to pay interest during a valid Optional Deferral Period will not constitute an event of default),

(2)	failure to pay principal or premium, if any, on the Junior Subordinated Debentures when it is due,

(3)
failure to comply with any other covenant set forth in the Junior Subordinated Debentures or in the Subordinated Indenture, other than a covenant that does not apply to the Junior Subordinated Debentures, that continues for 60 days after Constellation Energy receive written notice of such failure to comply from the indenture trustee, or Constellation Energy and the indenture trustee receive written notice of such failure to comply from the registered owners of at least 33% in principal amount of the Junior Subordinated Debentures, and

(4)	certain events of bankruptcy, insolvency or reorganization of Constellation Energy.

An event of default with respect to a particular series of securities issued under the Subordinated Indenture will not necessarily constitute an event of default with respect to any other series issued under the Subordinated Indenture.

With respect to the Junior Subordinated Debentures, if any event of default, other than an event of default listed in item (3) above exists, then either the indenture trustee or the registered owners of at least 33% in aggregate principal amount of the Junior Subordinated Debentures may declare the principal of and accrued but unpaid interest on the Junior Subordinated Debentures to be due and payable immediately.

If an event of default listed in item (3) above exists, the registered owners of the Junior Subordinated Debentures will not be entitled to vote to make a declaration of acceleration, and the indenture trustee will not have a right to make such declaration with respect to the Junior Subordinated Debentures.  See “Description of the Debt Securities—Events of Default” in the accompanying prospectus for a discussion of remedies available to the registered owners of all outstanding securities issued under the Subordinated Indenture (the “Subordinated Indenture Securities”) (modified, as described above, for the Junior Subordinated Debentures).

Reopening of the Series.  Constellation Energy may, without the consent of the holders of the Junior Subordinated Debentures, increase the principal amount of the series and issue additional junior subordinated debentures of such series having the same ranking, interest rate, maturity and other terms as the Junior Subordinated Debentures.  Any such additional junior subordinated debentures may, together with the Junior Subordinated Debentures, constitute a single series of securities under the Subordinated Indenture.

Resignation and Removal of Indenture Trustee. The indenture trustee may resign at any time with respect to any series of Subordinated Indenture Securities by giving written notice of its resignation to Constellation Energy and the holders of Subordinated Indenture Securities.  Also, the registered owners of a majority in principal amount of the outstanding Subordinated Indenture Securities of one or more series of Subordinated Indenture Securities may remove the indenture trustee at any time with respect to the Subordinated Indenture Securities of that series and nominate a successor trustee.

Book-Entry Only Issuance.  The Junior Subordinated Debentures will trade through DTC.  The Junior Subordinated Debentures will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee.  Upon issuance of the global securities, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective principal amount of the Junior Subordinated Debentures represented by such global securities to the accounts of institutions that have an account with DTC or its participants.  The accounts to be credited shall be designated by the underwriters.  Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants.  The global certificates will be deposited with the indenture trustee as custodian for DTC.

Investors may hold interests in Junior Subordinated Debentures in global form through DTC’s participants or persons that hold interests through participants, including Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”).  Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC.  DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934.  DTC holds securities for its participants.  DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts.  This eliminates the need for physical movement of securities certificates.  The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).  DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies.  DTCC is owned by the users of its regulated subsidiaries.  Others who maintain a custodial relationship with a participant can use the DTC system.  The rules that apply to DTC and those using its systems are on file with the Securities and Exchange Commission.

Purchases of the Junior Subordinated Debentures within the DTC system must be made through participants, which will receive a credit for the Junior Subordinated Debentures on DTC’s records.  The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records.  Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Junior Subordinated Debentures.  Transfers of ownership in the Junior Subordinated Debentures are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners.  Beneficial owners will not receive certificates for their Junior Subordinated Debentures, except if use of the book-entry system for the Junior Subordinated Debentures is discontinued.

To facilitate subsequent transfers, all Junior Subordinated Debentures deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co.  The deposit of the Junior Subordinated Debentures with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership.  DTC has no knowledge of the actual beneficial owners of the Junior Subordinated Debentures.  DTC’s records reflect only the identity of the participants to whose accounts such Junior Subordinated Debentures are credited.  These participants may or may not be the beneficial owners.  Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.  Beneficial owners of Junior Subordinated Debentures may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Junior Subordinated Debentures, such as redemptions, tenders, defaults and proposed amendments to the Subordinated Indenture.  Beneficial owners of the Junior Subordinated Debentures may wish to ascertain that the nominee holding the Junior Subordinated Debentures has agreed to obtain and transmit notices to the beneficial owners.

Redemption notices will be sent to Cede & Co., as registered holder of the Junior Subordinated Debentures.  If less than all of the Junior Subordinated Debentures are being redeemed, DTC’s practice is to determine by lot the amount of Junior Subordinated Debentures of each participant to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to Junior Subordinated Debentures, unless authorized by a participant in accordance with DTC’s procedures.  Under its usual procedures, DTC would mail an omnibus proxy to Constellation Energy as soon as possible after the record date.  The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Junior Subordinated Debentures are credited on the record date.  Constellation Energy believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Junior Subordinated Debentures.

Payments of redemption proceeds, principal of, and interest on the Junior Subordinated Debentures will be made to Cede & Co., or such other nominee as may be requested by DTC.  DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Constellation Energy or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records.  Payments by participants to beneficial owners will be governed by standing instructions and customary practices.  Payments will be the responsibility of participants and not of DTC, the indenture trustee or Constellation Energy, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is the responsibility of Constellation Energy.  Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the Junior Subordinated Debentures.  Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Junior Subordinated Debentures.

DTC may discontinue providing its services as securities depositary with respect to the Junior Subordinated Debentures at any time by giving reasonable notice to Constellation Energy.  In the event no successor securities depositary is obtained, certificates for the Junior Subordinated Debentures will be printed and delivered.  Constellation Energy may decide to replace DTC or any successor depositary.  Additionally, subject to the procedures of DTC, Constellation Energy may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the Junior Subordinated Debentures.  In that event, certificates for such Junior Subordinated Debentures will be printed and delivered. If certificates for Junior Subordinated Debentures are printed and delivered,

•	the Junior Subordinated Debentures will be issued in fully registered form without coupons;

•
a holder of certificated Junior Subordinated Debentures would be able to exchange those Junior Subordinated Debentures, without charge, for an equal aggregate principal amount of Junior Subordinated Debentures of the same series, having the same issue date and with identical terms and provisions; and

•
a holder of certificated Junior Subordinated Debentures would be able to transfer those Junior Subordinated Debentures without cost to another holder, other than for applicable stamp taxes or other governmental charges.

Clearstream, Luxembourg.  Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary.  Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates.  Clearstream, Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.  Clearstream, Luxembourg interfaces with domestic markets in several countries.  As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).  Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters.  Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the Junior Subordinated Debentures held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Euroclear.  Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.  Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.  Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”).  All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator.  Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters.  Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system, and applicable Belgian law (collectively, the “Terms and Conditions”).  The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawals of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system.  All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.  The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Junior Subordinated Debentures held beneficially through the Euroclear system will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for the Euroclear system.

Global Clearance and Settlement Procedures.  Settlement for the Junior Subordinated Debentures will be made in immediately available funds.  Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules.  Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear system, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).  The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.  Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of the Junior Subordinated Debentures received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date.  Such credits or any transactions in such Junior Subordinated Debentures settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day.  Cash received in Clearstream, Luxembourg or the Euroclear system as a result of sales of the Junior Subordinated Debentures by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear system cash account only as of the business day following settlement in DTC.

The information in this section concerning DTC and DTC’s book-entry system, Clearstream, Luxembourg and the Euroclear system has been obtained from sources that Constellation Energy believes to be reliable.  None of Constellation Energy or the underwriters take any responsibility for the accuracy of this information.

Agreement by Holders of Certain Tax Treatment.  Each holder of the Junior Subordinated Debentures will, by accepting the Junior Subordinated Debentures or a beneficial interest therein, be deemed to have agreed to treat the Junior Subordinated Debentures as indebtedness for all United States federal, state and local tax purposes.

CERTAIN TERMS OF THE REPLACEMENT CAPITAL COVENANT

This section briefly summarizes some of the provisions of the Replacement Capital Covenant.  This summary does not contain a complete description of the Replacement Capital Covenant.  You should read this summary together with the Replacement Capital Covenant for a complete understanding of all the provisions.  The Replacement Capital Covenant is available from Constellation Energy upon request, and a copy of it will be filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

At or around the time of the issuance of the Junior Subordinated Debentures, Constellation Energy will covenant in the Replacement Capital Covenant for the benefit of holders of a designated series of Constellation Energy’s unsecured long-term indebtedness that ranks senior to the Junior Subordinated Debentures that

•	Constellation Energy will not redeem, purchase or defease the Junior Subordinated Debentures, and

•	Constellation Energy will cause its majority-owned subsidiaries not to purchase the Junior Subordinated Debentures on or before June 15, 2033 (which date will be automatically extended for additional quarterly periods to no later than June 15, 2038 if and to the extent that the maturity date of the Junior Subordinated Debentures is extended), unless, subject to certain limitations, a specified amount shall have been raised from the issuance, during the 180 days prior to the date of that redemption, purchase or defeasance, of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Debentures at the time of redemption, purchase or defeasance.  The determination of the equity-like characteristics of the Junior Subordinated Debentures may result in the issuance of an amount of new securities that may be less than the principal amount of the Junior Subordinated Debentures, depending upon, among other things, the nature of the new securities issued and the equity-like characteristics attributed by a rating agency to the Junior Subordinated Debentures and the new securities.

The covenants of Constellation Energy in the Replacement Capital Covenant run only to the benefit of holders of the designated series of Constellation Energy’s unsecured long-term indebtedness.  The Replacement Capital Covenant is not intended for the benefit of holders of the Junior Subordinated Debentures and may not be enforced by them, and the Replacement Capital Covenant is not a term of the Subordinated Indenture or the Junior Subordinated Debentures.

The ability to raise amounts from the issuance of qualifying securities during the 180 days prior to a proposed redemption, purchase or defeasance of the Junior Subordinated Debentures will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those qualifying securities.

Constellation Energy may amend or supplement the Replacement Capital Covenant from time to time with the consent of the holders of a majority in aggregate outstanding principal amount of the designated series of indebtedness benefiting from the Replacement Capital Covenant, except that no such consent will be required (i) for certain specified types of changes to the types of securities qualifying as replacement capital securities, (ii) if the effect of such amendment or supplement is solely to impose additional restrictions on the ability of Constellation Energy to redeem, purchase or defease the Junior Subordinated Debentures or any majority-owned subsidiary of Constellation Energy to purchase the Junior Subordinated Debentures, or to impose additional restrictions on, or to eliminate certain of, the types of securities qualifying as replacement capital securities, and an officer of Constellation Energy has delivered to the holders of the then-effective series of covered debt a written certificate to that effect, (iii) if such amendment or supplement extends the Termination Date (as defined below) for the Replacement Capital Covenant, the step-down date as specified in the Replacement Capital Covenant, which is the date 50 years prior to the maturity date of the Junior Subordinated Debentures unless earlier redeemed, or both, or (iv) if such amendment or supplement is not adverse to the holders of the then-effective series of covered debt, and an officer of Constellation Energy has delivered to the indenture trustee for the benefit of holders of the then-effective series of covered debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the holders of the then-effective series of covered debt.

The Replacement Capital Covenant will remain in effect until the earliest date (“Termination Date”) to occur of (i) June 15, 2033 (which date will be automatically extended for additional quarterly periods to no later than June 15, 2038 if and to the extent that the maturity date of the Junior Subordinated Debentures is extended), or if earlier, the date on which the Junior Subordinated Debentures are otherwise paid, redeemed, defeased, or purchased in full (in compliance with the Replacement Capital Covenant), (ii) the date, if any, on which the holders of at least a majority of the outstanding principal amount of the designated series of indebtedness then benefiting from the Replacement Capital Covenant agree to the termination of the obligations of Constellation Energy under the Replacement Capital Covenant, (iii) the date on which Constellation Energy has no eligible covered debt and (iv) the date on which the Junior Subordinated Debentures are accelerated as a result of an event of default under the Subordinated Indenture.  For a description of the events of default under the Subordinated Indenture, see “Specific Terms of the Junior Subordinated Debentures—Limitation on Remedies” in this prospectus supplement and “Description of the Debt Securities—Events of Default” in the accompanying prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Junior Subordinated Debentures.  This discussion only applies to Junior Subordinated Debentures that are held as capital assets by holders who purchase the Junior Subordinated Debentures in the initial offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Junior Subordinated Debentures are sold for money.  This discussion does not describe all of the material tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, partnerships and other pass-through entities (and persons holding the Junior Subordinated Debentures through a partnership or other pass-through entity), persons holding the Junior Subordinated Debentures as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, and U.S. holders (as defined below) whose functional currency for U.S. tax purposes is not the U.S. dollar.  In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of a Junior Subordinated Debenture that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that trust was in existence on August 1, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

As used in this prospectus supplement, the term “non-U.S. holder” means a beneficial owner of a Junior Subordinated Debenture that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

Persons considering the purchase of the Junior Subordinated Debentures should consult their own tax advisors as to the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Junior Subordinated Debentures in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.

Classification of the Junior Subordinated Debentures

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances.  There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Junior Subordinated Debentures.  Based upon an analysis of the relevant facts and circumstances, including certain assumptions made by them with the consent of Constellation Energy, Thelen Reid Brown Raysman & Steiner LLP will provide Constellation Energy with an opinion generally to the effect that under then-current law and assuming full compliance with the terms of the Subordinated Indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, the Junior Subordinated Debentures will be treated as indebtedness of Constellation Energy for U.S. federal income tax purposes (although there is no clear authority on point).  This opinion is not binding on the Internal Revenue Service (“IRS”) or any court and there can be no assurance that the IRS or a court will agree with this opinion.  If the IRS were to successfully challenge the classification of the Junior Subordinated Debentures as indebtedness, interest payments on the Junior Subordinated Debentures would be treated for U.S. federal income tax purposes as dividends to the extent of Constellation Energy’s current or accumulated earnings and profits.  In the case of non-U.S. holders, distributions treated as dividends would be subject to withholding of U.S. income tax at a rate of 30%, except to the extent provided by an applicable income tax treaty.  Constellation Energy agrees, and by acquiring an interest in a Junior Subordinated Debenture each beneficial owner of a Junior Subordinated Debenture will agree, to treat the Junior Subordinated Debentures as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes this treatment.  Holders should consult their own tax advisors regarding the tax consequences that will arise if the Junior Subordinated Debentures are not treated as indebtedness for U.S. federal income tax purposes.

U.S. Holders

Interest

Under applicable U.S. Treasury regulations, a “remote” contingency that stated interest will not be timely paid is to be ignored in determining whether a debt instrument is issued with original issue discount.  Constellation Energy believes that the likelihood of it exercising its option to defer interest payments is remote within the meaning of the U.S. Treasury regulations.  Based on the foregoing, Constellation Energy believes that the Junior Subordinated Debentures will not be considered to be issued with original issue discount at the time of their original issuance.  Assuming this is correct, any interest paid on the Junior Subordinated Debentures will be includible in the gross income of a U.S. holder in accordance with that holder’s method of accounting for U.S. federal income tax purposes. However, in the unlikely event that Constellation Energy exercises its right to defer interest payments, a U.S. holder would be required to accrue interest income as original issue discount on an economic accrual basis in respect of the deferred interest on the Junior Subordinated Debentures.  As a result, for U.S. federal income tax purposes, a U.S. holder would be required to include that original issue discount in gross income before cash interest payments are made, regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term “remote” as used in the applicable U.S. Treasury regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement in which case original issue discount would be treated as accruing from the date of issuance.

Sale, Exchange, Redemption or Retirement of the Junior Subordinated Debentures

Upon the sale, exchange, redemption or retirement of a Junior Subordinated Debenture, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and that U.S. holder’s adjusted tax basis in the Junior Subordinated Debenture.  For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which will constitute ordinary income if not previously included in income.  Assuming that there are no deferred payments of interest on the Junior Subordinated Debentures and that the Junior Subordinated Debentures are not deemed to be issued with original issue discount, a U.S. holder’s adjusted tax basis in the Junior Subordinated Debentures generally will be its initial purchase price.  If the Junior Subordinated Debentures are treated as issued with original issue discount, as described above, a U.S. holder’s tax basis in the Junior Subordinated Debentures generally will be its initial purchase price, increased by original issue discount previously includible in that U.S. holder’s gross income through the date of disposition and decreased by payments received by that U.S. holder on the Junior Subordinated Debentures since and including the date that the Junior Subordinated Debentures were deemed to be issued with original issue discount.  Gain or loss realized on the sale, exchange, redemption or retirement of a Junior Subordinated Debenture will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement the Junior Subordinated Debenture has been held by that U.S. holder for more than one year.  A U.S. holder that is an individual is generally entitled to preferential treatment for net long-term capital gains.  The ability of a U.S. holder to deduct capital losses is limited.

If a holder sells Junior Subordinated Debentures before the record date for the payment of interest at the end of an Optional Deferral Period, the holder will not receive such interest.  Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period.  Moreover, the accrued original issue discount (if any) will be added to the holder’s adjusted tax basis in the Junior Subordinated Debentures but may not be reflected in the amount realized on the sale.  To the extent the amount realized on a sale is less than a holder’s adjusted tax basis, the holder will recognize a capital loss for U.S. federal income tax purposes.  The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information reporting requirements generally apply in connection with payments on the Junior Subordinated Debentures to, and proceeds from a sale or other disposition of the Junior Subordinated Debentures by, non-corporate U.S. holders.  A U.S. holder will be subject to backup withholding on interest paid on the Junior Subordinated Debentures and proceeds from a sale or other disposition of the Junior Subordinated Debentures if the U.S. holder fails to provide its correct taxpayer identification number to the paying agent in the manner required under U.S. federal income tax law, fails to comply with applicable backup withholding rules or does not otherwise establish an exemption from backup withholding.  Any amounts withheld under the backup withholding rules will entitle that U.S. holder to a credit against that U.S. holder’s U.S. federal income tax liability and may entitle that U.S. holder to a refund, provided that the required information is timely and properly furnished to the IRS.

U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Extension of Maturity Date

If the maturity date of the Junior Subordinated Debentures is automatically extended on any extension date, as more fully described in this prospectus supplement, such extension will not constitute a taxable event.  Accordingly, a U.S. holder will not be required to recognize taxable gain or loss for U.S. federal income tax purposes as a result of any such extension of the maturity date.

Non-U.S. Holders

Assuming that the Junior Subordinated Debentures will be treated as indebtedness for U.S. federal income tax purposes, no withholding of U.S. federal income tax will apply to interest paid on a Junior Subordinated Debenture to a non-U.S. holder under the “portfolio interest exemption,” provided that:

•	the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Constellation Energy’s stock entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation that is related directly or constructively to Constellation Energy through stock ownership; and

•
the non-U.S. holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that such non-U.S. holder is not a United States person (generally by providing a properly executed IRS Form W-8BEN).

If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid on the Junior Subordinated Debentures (including payments in respect of original issue discount, if any, on the Junior Subordinated Debentures) made to a non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless that non-U.S. holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable U.S. income tax treaty or (ii) stating that the interest is not subject to withholding tax because it is effectively connected with that non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States (and, if an applicable U.S. income tax treaty applies, if the non-U.S. holder maintains a permanent establishment within the United States) and the interest is effectively connected with the conduct of that trade or business (and, if an applicable U.S. income tax treaty applies, attributable to that permanent establishment), that non-U.S. holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if that non-U.S. holder were a U.S. holder.  In addition, a non-U.S. holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, if an applicable U.S. income tax treaty applies, a lower rate as provided) branch profits tax.

Any gain realized on the disposition of a Junior Subordinated Debenture generally will not be subject to U.S. federal income tax unless:

•
that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if an applicable U.S. income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to interest paid on a Junior Subordinated Debenture to a non-U.S. holder, or to proceeds from the disposition of a Junior Subordinated Debenture by a non-U.S. holder, in each case, if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. person and neither Constellation Energy nor the paying agent has actual knowledge (or reason to know) to the contrary.  Any amounts withheld under the backup withholding rules will entitle such non-U.S. holder to a credit against U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is timely and properly furnished to the IRS.  In general, if a Junior Subordinated Debenture is not held through a qualified intermediary, the amount of payments made on that Junior Subordinated Debenture, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation.  Holders should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of the Junior Subordinated Debentures, including the tax consequences under state, local, foreign and other tax laws.

UNDERWRITING

Constellation Energy is selling the Junior Subordinated Debentures to the underwriters named in the table below pursuant to an underwriting agreement among Constellation Energy and the underwriters named below, for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC are acting as representatives.  Subject to certain conditions, Constellation Energy has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Junior Subordinated Debentures set forth opposite that underwriter’s name in the table below:

Underwriter	Principal Amount

Citigroup Global Markets Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC
Banc of America Securities LLC

Total	$

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Junior Subordinated Debentures if they buy any of them.  The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions.  In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.  The underwriters will sell the Junior Subordinated Debentures to the public when and if the underwriters buy the Junior Subordinated Debentures from Constellation Energy.

Constellation Energy has granted the underwriters an overallotment option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $                       aggregate principal amount of Junior Subordinated Debentures at the initial public offering price set forth on the cover page of this prospectus supplement.  To the extent the option is exercised, each underwriter will become obligated to purchase approximately the same percentage of the additional Junior Subordinated Debentures as the underwriter purchased in the original offering.

Commissions and Discounts

Constellation Energy will compensate the underwriters by selling the Junior Subordinated Debentures to them at a price that is less than the price to the public by the amount of the “Underwriting Discount” set forth on the cover page of this prospectus supplement.  The underwriters will sell the Junior Subordinated Debentures to the public at the price to the public set forth on the cover page of this prospectus supplement and may sell the Junior Subordinated Debentures to certain dealers at a price that represents a concession not in excess of $         per Junior Subordinated Debenture under the price to the public; provided that the concession will be $         per Junior Subordinated Debenture for sales to institutions.  Any underwriter may allow, and the dealers may reallow, a concession not in excess of $         per Junior Subordinated Debenture to other underwriters or to other dealers; provided that there will be no concession with respect to sales to institutions.

An underwriter may reject offers for the Junior Subordinated Debentures.  After the initial public offering of the Junior Subordinated Debentures, the underwriters may change the offering price and other selling terms of the Junior Subordinated Debentures.

In addition to the underwriting discount, Constellation Energy has agreed to pay to Merrill Lynch Pierce Fenner & Smith Incorporated a structuring fee in connection with advisory services provided in connection with this offering equal to         % of the gross proceeds of this offering (assuming no exercise of the overallotment option).

New Issue

The Junior Subordinated Debentures are a new issue of securities with no established trading market.  Constellation Energy intends to apply to list the Junior Subordinated Debentures on the New York Stock Exchange.  Trading on the New York Stock Exchange is expected to commence within 30 days after the Junior Subordinated Debentures are first issued. The underwriters have advised Constellation Energy that they intend to make a market in the Junior Subordinated Debentures prior to the commencement of trading on the New York Stock Exchange but are not obligated to do so and may discontinue such market-making activities at any time without notice.  Constellation Energy cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Junior Subordinated Debentures.

Price Stabilization and Short Positions

In connection with the offering, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC on behalf of the underwriters may purchase and sell the Junior Subordinated Debentures in the open market.  These transactions may include overallotment, syndicate covering transactions and stabilizing transactions.  Overallotment includes syndicate sales of Junior Subordinated Debentures in excess of the principal amount of Junior Subordinated Debentures to be purchased by the underwriters in the offering, which creates a syndicate short position.  Syndicate covering transactions involve purchases of the Junior Subordinated Debentures in the open market after the distribution has been completed in order to cover syndicate short positions.  Stabilizing transactions consist of certain bids or purchases of Junior Subordinated Debentures made for the purpose of preventing or retarding a decline in the market price of the Junior Subordinated Debentures while the offering is in progress.

The underwriters may also impose a penalty bid.  Penalty bids permit the underwriters to reclaim an initial dealers’ concession from a syndicate member when Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC in covering syndicate short positions or making stabilizing purchases, repurchases the Junior Subordinated Debentures originally sold by that syndicate member.

Any of these activities may cause the price of the Junior Subordinated Debentures to be higher than the price that otherwise would exist in the open market in the absence of such transactions.  These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Expenses and Indemnification

Constellation Energy estimates that its expenses in connection with the sale of the Junior Subordinated Debentures, other than underwriting discounts, will be $500,000 (or $525,000 if the underwriters exercise their overallotment option in full).  This estimate includes expenses relating to printing, trustee’s fees and legal fees, among other expenses.

Constellation Energy has agreed to indemnify the underwriters against, or to contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

Certain Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, advisory, investment banking and commercial banking dealings in the ordinary course of business with Constellation Energy, its subsidiaries and affiliates.  They have received, and in the future will receive, customary fees and commissions for these transactions.  Affiliates of certain of the underwriters are lenders under one or more of Constellation Energy’s credit facilities.

VALIDITY OF THE JUNIOR SUBORDINATED DEBENTURES

Thelen Reid Brown Raysman & Steiner LLP, New York, New York will issue opinions about the validity of the Junior Subordinated Debentures and various legal matters on Constellation Energy’s behalf.  Davis Polk & Wardwell, New York, New York, the underwriter’s counsel, will issue opinions about various legal matters in connection with the offering on behalf of the underwriters.  Matters of Maryland law relating to the Junior Subordinated Debentures will be passed upon by Charles A. Berardesco, Esq., Constellation Energy’s Vice President and Deputy General Counsel, who may rely as to matters of New York law on the opinion of Thelen Reid Brown Raysman & Steiner LLP.  Thelen Reid Brown Raysman & Steiner LLP may rely on the opinion of Charles A. Berardesco as to matters of Maryland law.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the prospectus dated July 24, 2006 by reference to the Annual Report on Form 10-K of Constellation Energy Group, Inc. for the year ended December 31, 2007 and the financial statements incorporated in the prospectus dated July 24, 2006 by reference to the Annual Report on Form 10-K of Baltimore Gas and Electric Company for the year ended December 31, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Constellation Energy Group, Inc. Baltimore Gas and Electric Company 750 E. Pratt Street Baltimore, Maryland 21202 (410) 783-2800

Constellation Energy Group, Inc.
Unsecured Debt Securities, Common Stock, Preferred Stock, Warrants,
Stock Purchase Contracts and Units

Baltimore Gas and Electric Company
Unsecured Debt Securities and Preferred Stock

PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process.  Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.  Our common stock is listed on the New York Stock Exchange under the symbol “CEG.”

This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The supplement may also add, update or change information contained in this prospectus.

There are risks involved with purchasing these securities.  Please refer to the “RISK FACTORS” discussion beginning on page 4 of this prospectus.

We urge you to carefully read this prospectus and the prospectus supplement, which will describe the specific terms of the offering, together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” before you make your investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2006.

Page

FORWARD LOOKING STATEMENTS	1

THE REGISTRANTS	3

RISK FACTORS	4

USE OF PROCEEDS	4

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS	5

DESCRIPTION OF THE DEBT SECURITIES	6

DESCRIPTION OF CAPITAL STOCK	17

DESCRIPTION OF WARRANTS	20

DESCRIPTION OF STOCK PURCHASE CONTRACTS	21

DESCRIPTION OF UNITS	22

PLAN OF DISTRIBUTION	23

VALIDITY OF THE SECURITIES	25

EXPERTS	25

WHERE YOU CAN FIND MORE INFORMATION	25

You should rely only on the information contained in or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information in this prospectus is accurate only as of its date.

As used in this prospectus, “Constellation Energy” or the “Company” refers to Constellation Energy Group, Inc. and “BGE” refers to Baltimore Gas and Electric Company.  “We,” “us” and “our” refer to Constellation Energy Group, Inc. with respect to securities issued by Constellation Energy Group, Inc. and Baltimore Gas and Electric Company with respect to securities issued by Baltimore Gas and Electric Company.

FORWARD LOOKING STATEMENTS

We make statements in this prospectus and may make statements in any prospectus supplement that are considered forward looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  Sometimes these statements will contain words such as “believes,” “expects,” “intends,” “plans” and other similar words.  These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project.  These risks, uncertainties and factors include, but are not limited to:

•	the timing and extent of changes in commodity prices and volatilities for energy and energy-related products including coal, natural gas, oil, electricity, nuclear fuel and emission allowances;

•	the liquidity and competitiveness of wholesale markets for energy commodities;

•	the effect of weather and general economic and business conditions on energy supply, demand and prices;

•	the ability to attract and retain customers in our competitive supply activities and to adequately forecast their energy usage;

•	the timing and extent of deregulation of, and competition in, the energy markets, and the rules and regulations adopted in those markets;

•	uncertainties associated with estimating natural gas reserves, developing properties and extracting natural gas;

•
regulatory or legislative developments that affect deregulation, the price of energy, transmission or distribution rates and revenues, demand for energy or increases in costs, including costs related to nuclear power plants, safety or environmental compliance;

•	the inability of BGE to recover all its costs associated with providing electric residential customers service;

•
the conditions of the capital markets, interest rates, foreign exchange rates, availability of credit facilities to support business requirements and general economic conditions, as well as Constellation Energy’s and BGE’s ability to maintain their current credit ratings;

•
the effectiveness of Constellation Energy’s and BGE’s risk management policies and procedures and the ability and willingness of our counterparties to satisfy their financial and performance commitments;

•
operational factors affecting commercial operations of our generating facilities (including nuclear facilities) and BGE’s transmission and distribution facilities, including catastrophic weather-related damages, unscheduled outages or repairs, unanticipated changes in fuel costs or availability, unavailability of coal or gas transportation or electric transmission services, workforce issues, terrorism, liabilities associated with catastrophic events and other events beyond our control;

•
the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements, including factors that are estimated in determining the fair value of energy contracts, such as the ability to obtain market prices and, in the absence of verifiable market prices, the appropriateness of models and model inputs (including, but not limited to, estimated contractual load obligations, unit availability, forward commodity prices, interest rates, correlation and volatility factors);

•	changes in accounting principles or practices;

•	losses on the sale or write down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;

•	cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities; and

•
the likelihood and timing of the completion of the pending merger with FPL Group, Inc. (FPL Group), the terms and conditions of any required regulatory approvals of the pending merger, and potential diversion of management’s time and attention from our ongoing business during this time period.

THESE FACTORS AND THE OTHER RISK FACTORS DISCUSSED IN THIS PROSPECTUS, INCLUDING UNDER THE HEADING “RISK FACTORS,” ARE NOT NECESSARILY ALL OF THE IMPORTANT FACTORS THAT COULD CAUSE CONSTELLATION ENERGY’S OR BGE’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY OF THEIR FORWARD LOOKING STATEMENTS.  OTHER UNKNOWN OR UNPREDICTABLE FACTORS ALSO COULD HAVE MATERIAL ADVERSE EFFECTS ON OUR FUTURE RESULTS.  GIVEN THESE UNCERTAINTIES, YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS.  PLEASE SEE CONSTELLATION ENERGY’S AND BGE’S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR MORE INFORMATION ON THESE FACTORS.  THE FORWARD LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT ARE MADE ONLY AS OF THE DATE OF THIS PROSPECTUS OR SUCH PROSPECTUS SUPPLEMENT.

THE REGISTRANTS

Constellation Energy is an energy company which includes a merchant energy business and BGE, a regulated electric and gas public utility in central Maryland.  Constellation Energy was incorporated in Maryland on September 25, 1995.  On April 30, 1999, Constellation Energy became the holding company for BGE and its subsidiaries.

Our merchant energy business is a competitive provider of energy solutions for a variety of customers.  It has electric generation assets located in various regions of the United States and provides energy solutions to meet customers’ needs.  Our merchant energy business focuses on serving the full energy and capacity requirements (load-serving) of, and providing other energy products and risk management services for, various customers.

Our merchant energy business includes:

•
a generation operation that owns, operates and maintains fossil, nuclear and hydroelectric generating facilities and holds interests in qualifying facilities, fuel processing facilities and power projects in the United States,

•	a wholesale marketing and risk management operation that primarily provides energy products and services to distribution utilities, power generators and other wholesale customers,

•	an electric and natural gas retail operation that provides energy products and services to commercial, industrial and governmental customers, and

•	a generation operations and maintenance services operation.

BGE is a regulated electric transmission and distribution utility company and a regulated gas distribution utility company with a service territory that covers the City of Baltimore and all or part of ten counties in central Maryland.  BGE was incorporated in Maryland in 1906.

Our other nonregulated businesses:

•	design, construct and operate heating, cooling and cogeneration facilities for commercial, industrial and governmental customers throughout North America, and

•	provide home improvements, service heating, air conditioning, plumbing, electrical and indoor air quality systems, and provide natural gas to residential customers in central Maryland.

On December 18, 2005, Constellation Energy entered into an Agreement and Plan of Merger with FPL Group.  For further information concerning the pending merger, please see Note 15 to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2005.  Prior to completion of the merger, which is subject to shareholder and various regulatory approvals, Constellation Energy and FPL Group will continue to operate as separate companies.

The information above concerning Constellation Energy, BGE and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive.  For additional information about these companies, you should refer to the information described in “WHERE YOU CAN FIND MORE INFORMATION.”

RISK FACTORS

Investing in our securities involves risks.  You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 3, 2006, and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 9, 2006, and incorporated by reference in this prospectus, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities.  See “WHERE YOU CAN FIND MORE INFORMATION.”

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes.  If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS

Constellation Energy

Constellation Energy’s Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

THREE MONTHS ENDED MARCH 31, 2006	TWELVE MONTHS ENDED DECEMBER 31, 2005	2004	2003	2002	2001
2.86	3.38	3.02	2.90	3.31	1.39

For current information on the Ratio of Earnings to Fixed Charges, please see our most recent report on Form 10-Q.  See “WHERE YOU CAN FIND MORE INFORMATION.”

BGE

BGE’s Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

THREE MONTHS ENDED MARCH 31, 2006	TWELVE MONTHS ENDED DECEMBER 31, 2005	2004	2003	2002	2001
5.83	4.22	3.75	3.36	2.66	1.99

BGE’s Ratio of Earnings to Combined Fixed Charges and Preferred and Preference Dividend Requirements for each of the periods indicated is as follows:

THREE MONTHS ENDED MARCH 31, 2006	TWELVE MONTHS ENDED DECEMBER 31, 2005	2004	2003	2002	2001
4.77	3.45	3.08	2.82	2.31	1.75

For current information on the Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred and Preference Dividend Requirements, please see our most recent report on Form 10-Q.  See “WHERE YOU CAN FIND MORE INFORMATION.”

DESCRIPTION OF THE DEBT SECURITIES

General

This section summarizes terms of the debt securities that we may offer with this prospectus.  Most of the specific terms of a series of debt securities will be described in a prospectus supplement attached to this prospectus and may vary from the terms described herein.  For a complete description of the terms of a particular offering of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular offering.

Constellation Energy will issue the debt securities under an indenture, which is a contract between Constellation Energy and the trustee, Deutsche Bank Trust Company Americas, dated as of July 24, 2006.  BGE will issue the debt securities under an indenture, which is a contract between BGE and the trustee, Deutsche Bank Trust Company Americas, dated as of July 24, 2006.  The trustee has two main roles.  First, the trustee can enforce the rights of holders of the debt securities against us if we default.  There are some limitations on the extent to which the trustee acts on your behalf, described later in this section under “Events of Default.”  Second, the trustee performs certain administrative duties for the holders of debt securities, such as sending interest payments and notices, and implementing transfers of debt securities.

Copies of the indentures have been filed with the SEC and are exhibits to the registration statement which contains this prospectus.  See “WHERE YOU CAN FIND MORE INFORMATION” to find out how to locate our filings with the SEC.  The indentures and the debt securities are governed by New York law.

The indentures are summarized below.  Because it is a summary, it does not contain all of the information that may be important to you.  You should read the indentures to get a complete understanding of your rights and our obligations under the provisions described in this section under “Events of Default,” “Supplemental Indentures” and “Consolidation, Merger or Sale.”  This summary is subject to, and qualified in its entirety by, reference to all the provisions of the indentures.  We include references in parentheses to certain sections of the indentures.  This summary also is subject to, and qualified by, reference to the description of the particular terms of each series of debt securities described in the applicable prospectus supplement.

The indentures do not limit the amount of debt securities that may be issued.  There are existing series of debt securities outstanding under our other existing indentures.  For current information on our debt outstanding, see our most recent Form 10-K and Form 10-Q.  See “WHERE YOU CAN FIND MORE INFORMATION.”

The debt securities are unsecured and will rank equally with all our unsecured indebtedness unless expressly subordinated.  The debt securities will be subordinated to all of our secured indebtedness, if any.  The indentures do not limit the amount of indebtedness that our subsidiaries may incur.  This subsidiary debt effectively ranks senior to any debt securities we may issue.  For current information on our subsidiary debt outstanding, see our most recent Form 10-K and Form 10-Q.  See “WHERE YOU CAN FIND MORE INFORMATION.”

The applicable prospectus supplement will describe whether the debt securities will be subject to any conversion, amortization, or sinking or similar fund.  It is anticipated that the debt securities will be “book-entry,” represented by a permanent global debt security registered in the name of The Depository Trust Company (DTC), or its nominee.  However, we reserve the right to issue debt securities in certificated form registered in the name of the debt security holders.

Unless the applicable prospectus supplement states otherwise, we may from time to time, without the consent of the applicable existing note holders, create and issue further notes of each series ranking equally with the other notes of the series having the same terms and conditions as the notes of such series being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest therein.  Additional notes issued in this manner will form a single series with the previously outstanding notes of that series.

In the discussion that follows, whenever we talk about paying principal on the debt securities, we mean at maturity, redemption or repurchase.  Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time, unless otherwise noted.

The applicable prospectus supplement will describe the terms for the debt securities including:

•	title of the securities,

•	any limit on the aggregate principal amount of the debt securities of that series,

•	maturity date,

•	interest rate or rates (or the method to calculate such rate)

•	remarketing provisions,

•	redemption or repurchase provisions,

•	if other than the principal amount, the portion of the principal amount payable upon maturity (known as discounted debt securities),

•	whether, and on what terms and at what prices, the debt securities may be converted into or exercised or exchanged for our common stock, preferred stock or any other type of security, and

•	any other provisions.

Ownership of the Debt Securities

Direct Securityholders

Only registered holders of debt securities will have rights under the indentures.  As noted below, we do not have obligations to you if you hold in “street name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global debt securities as described below.  For example, once we make payment to the registered securityholder, we have no further responsibility for the payment even if that securityholder is legally required to pass the payment along to you as a “street name” customer but does not do so.

“Street Name” and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal securityholders.  This is called holding in “street name.”  Instead, we recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities.  These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities to their customers.  If you hold debt securities in “street name,” you should check with your own institution to find out:

•	how it handles securities payments and notices,

•	whether it imposes fees or charges,

•	how it would handle voting if ever required,

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct securityholder as described below to the extent permitted, and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for securityholders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security.  This means that we will not issue certificates to each beneficial owner.  If we choose to issue debt securities in the form of global debt securities, the ultimate beneficial owners can only be indirect holders.  We do this by requiring that the global debt security be registered in the name of a financial institution which we select and by requiring that the debt securities included in the global debt security not be transferred to the name of any other direct securityholder unless the special circumstances described below occur.  The financial institution that acts as the sole direct securityholder of the global debt securities is called the “depositary.”  Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn is a participant with the depositary.  The applicable prospectus supplement will indicate whether your series of debt securities will be issued only in the form of global debt securities.

An indirect holder’s rights relating to a global debt security will be governed by the account rules of the investor’s financial institution and the depositary, as well as general laws relating to securities transfers.  We do not recognize this type of investor as a securityholder and instead deal only with the depositary.

An investor should be aware that if debt securities are issued only in the form of global debt securities:

•	the investor cannot get debt securities registered in his or her own name, and

•	the investor cannot receive physical certificates for his or her interest in the debt securities. This means these securities may not be pledged as security under the laws of some jurisdictions.

DTC has provided us the following information:  DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company organized under the New York State banking law and a registered clearing agency with the SEC.  DTC holds securities that its participants (“Direct Participants”) deposit with DTC.  DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants’ accounts.  This eliminates the need to exchange certificates.  Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant.  The rules that apply to DTC and its participants are on file with the SEC.

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which in turn is owned by its principal users—major banks, broker/dealers and other companies within the financial services industry, including the National Association of Securities Dealers, Inc. and the New York Stock Exchange, Inc.

When applicable, we will wire principal and interest payments to DTC’s nominee.  We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes.  Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records.  In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy.  Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.”  However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Global securities will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•
the depositary notifies us that it is unwilling or unable to continue as depositary or if it ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

•	an event of default with respect to the debt securities of that series has occurred and has not been cured (see “Events of Default”); or

•	we determine not to have the debt securities of a series to be represented by a global debt security and notify the trustee of our decision. (Section 3.04)

The applicable prospectus supplement may also list additional situations for requiring a global debt security to be exchanged for a certificated security that would apply only to the particular series of debt securities covered by that prospectus supplement.  When a global debt security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct securityholders.  (Section 3.04)

In the remainder of this description “you” means direct securityholders and not “street name” or other indirect holders.

Additional Mechanics

Form, Exchange and Transfer

In the absence of any contrary provision described in the prospectus supplement for any specific series of debt securities, the debt securities will be issued:

•	in registered form;

•	without interest coupons; and

•	in denominations that are multiples of $1,000. (Section 3.02)

You may have your debt securities exchanged into more debt securities of smaller denominations, with a minimum of $1,000, or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.  (Section 3.04)  This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee or at an agency to be maintained by us for such purpose.  The trustee acts as our agent for registering debt securities in the names of securityholders and transferring debt securities.  We may change this appointment to another entity or perform it ourselves.  The entity performing the role of maintaining the list of registered holders is called the “security registrar.”  It will also perform transfers.  (Section 3.04)

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind.  If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rule governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer.  The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership.  (Section 3.04)

Payment and Paying Agents

We will pay interest to you if you are a securityholder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date.  That particular day, usually about two weeks in advance of the interest due date, is called the “record date” and is stated in the prospectus supplement.  (Sections 3.02 and 5.01)  Securityholders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered securityholder on the regular record date.  The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller.

We have appointed the trustee as paying agent, and we will pay interest, principal and any other money due on the debt securities at the principal office of the trustee in New York City.  That office is currently located at 60 Wall Street, 27th Floor, MS: NYC60-2710, New York, NY 10005.  We may also have additional payment offices or change them, or act as our own paying agent.  (Section 5.02)

Single holders of over $5 million in principal amount of debt securities can request that payment of principal and interest be wired to them by contacting the paying agent at the address set forth above at least three (3) business days prior to the payment date.  Otherwise, payments will be made by check.  (Section 3.02)

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Remarketing

We may issue debt securities with remarketing features that allow securityholders the option to sell their debt securities back to us.  In turn, we may have the option to retire those debt securities or remarket and sell them to new holders.

Redemption

We may have the right to redeem or otherwise repurchase debt securities at our option.  If the debt securities are redeemable, except as otherwise set forth in the note for such series, we may partially redeem the debt securities only in multiples of $1,000.  (Section 4.01)  Notice of redemption will be provided at least 30, but no more than 60, days prior to the date of redemption.  (Section 4.04)  If we do not redeem all debt securities in a series at one time, the trustee will select the debt securities to be redeemed in a manner it determines to be appropriate and fair.  (Section 4.03)  If a debt security is only partially redeemed, we will issue a new debt security of the same series in an amount equal to the unredeemed portion of the debt security.  (Section 4.06)

Repurchase

If the debt securities are subject to a repurchase option, the debt securityholder may have the right to cause us to repurchase the debt securities.

For global debt securities, unless otherwise provided in the applicable prospectus supplement, participants, on behalf of the owners of beneficial interests in the global debt securities, may exercise the repurchase option by delivering written notice to our paying agent, Deutsche Bank Trust Company Americas, at least 30, but no more than 60, days prior to the date of repurchase (at 60 Wall Street, 27th Floor, MS: NYC60-2710, New York, NY 10005).  The paying agent must receive notice by 5:00 p.m. on the last day for giving notice.  Procedures for the owners of beneficial interests in global debt securities to notify their participants of their desire to have their debt security repurchased will be governed by the customary practices of the participant.  The written notice to the paying agent must state the principal amount to be repurchased.  It is irrevocable, and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

Unless otherwise specified in the applicable prospectus supplement, debt securityholders who hold their securities directly and who desire to exercise their repurchase option must notify the paying agent at least 30, but not more than 45, days prior to the repayment date by providing the paying agent:

•	the certificated debt security, with the section entitled “Option to Elect Repayment” on the reverse of the debt security completed; or

•
a fax or letter (first class, postage prepaid) from a member of a national securities exchange, the National Association of Securities Dealers, or a bank or trust company in the United States which states the following:

•	the name of the holder;

•	the principal amount of the debt security and the amount to be repurchased;

•	the certificate number or the maturity and a description of the terms of the security;

•	a statement that you wish to sell all or a portion of your note; and

•	a guaranty that the debt security with the section entitled “Option to Elect Repayment” on the reverse of the debt security completed will be received by the paying agent within 5 business days.

The debt security and form must be received by the paying agent by such 5th business day.  Your notice of repurchase is irrevocable.

If you sell a portion of a debt security, the old debt security will be canceled and a new debt security for the remaining principal amount will be issued to you.

Interest Rate

The following terms will apply to any issue of debt securities unless otherwise indicated in the applicable prospectus supplement.  The interest rate on the debt securities will either be fixed or floating as indicated in the applicable prospectus supplement.  The interest paid will include interest accrued to, but excluding, the date of maturity, redemption or repurchase.  Interest is generally payable to the person in whose name the debt security is registered at the close of business on the record date applicable to each interest payment date.  Interest payable at maturity, redemption or repurchase, however, will be payable to the person to whom principal is payable.

The interest payment on any debt security originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date.  Interest payments, other than those payable at maturity, redemption or repurchase, will be paid, at our option, by check or wire transfer.

Events of Default

An “Event of Default” with respect to a series of securities means any of the following:

•	we fail to pay the principal of (or premium, if any, on) any debt security of that series when due and payable;

•	we fail to pay any interest on any debt security of that series for 30 days after such is due;

•
we fail to observe or perform any other covenants or agreements set forth in the debt securities of that series, or in the indentures in regard to such debt securities, continuously for 60 days after notice (which must be sent either by the Trustee or holders of at least 33% of the principal amount of the affected series);

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement.

An Event of Default for a particular series of debt securities does not necessarily mean that an Event of Default has occurred for any other series of debt securities issued under the indentures.  If an Event of Default has occurred and has not been cured, the trustee or the holders of not less than 33% of the principal amount of the debt securities of the affected series may declare the entire principal of the debt securities of such series due and payable immediately.  Subject to certain conditions, if we deposit with the trustee enough money to remedy the default and there is no default continuing, this acceleration of payment may be rescinded by the holders of at least a majority in aggregate principal amount of the debt securities of the series.  (Section 7.01)

The trustee must within 90 days after a default occurs, notify the holders of the debt securities of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice).  The trustee may withhold notice to the holders of such debt securities of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of the holders.  (Section 7.08)  We are required to file an annual certificate with the trustee, signed by an officer, stating any default by us under any provisions of the indentures.  (Section 5.06)

Prior to any declaration of acceleration of maturity, the holders holding a majority of the principal amount of the debt securities of the particular series affected, on behalf of the holders of all debt securities of that series, may waive any past default or Event of Default.  We cannot, however, obtain a waiver of a payment default.  (Section 7.07)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless such holders offer the trustee reasonable indemnity.  (Section 8.02(d))  Subject to the provisions for indemnification and certain other limitations, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such debt securities.  (Section 7.07)

In order to bypass the trustee and take steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an Event of Default has occurred and remains uncured;

•
the holders of 25% of the principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.  (Section 7.04)

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to, or make a request of, the trustee and to make or cancel a declaration of acceleration.

Supplemental Indentures

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Each Holder’s Approval.  The following changes require the approval of each holder of debt securities:

•	extend the fixed maturity of any debt security;

•	reduce the interest rate (or change the method used to establish the interest rate) or extend the time of payment of interest;

•	reduce any premium payable upon redemption;

•	reduce the principal amount;

•	reduce the amount of principal payable upon acceleration of the maturity of a discounted debt security following default;

•	change the currency of payment on a debt security; or

•	reduce the percentage of securityholders whose consent is required to modify or amend the indentures. (Section 11.02)

Changes Not Requiring Holder Approval.  These types of changes are limited to those changes specified in the indentures, including those which are of an administrative nature or are changes that would not adversely affect holders of the debt securities.  (Section 11.01)

Changes Requiring 66-2/3% of all Holders to Approve.  A vote in favor by securityholders owning not less than 66-2/3% of the principal amount of the debt securities of the particular series affected is required for any other matter listed in the indentures or in a particular security.  (Section 11.02)

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Consolidation, Merger or Sale

We may not merge or consolidate with any corporation or sell substantially all of our assets as an entirety unless:

•
we are the continuing corporation or the successor corporation expressly assumes the payment of principal, and premium, if any, and interest on the debt securities and the performance and observance of all the covenants and conditions of the indentures binding on us (Section 12.01); and

•	we, or the successor corporation, are not immediately after the merger, consolidation or sale in default in the performance of a covenant or condition in the indentures. (Section 12.02)

Discharge

The indentures provide that we can discharge and satisfy all of our obligations under any series of notes that are payable within one year, or under any series of notes that we deliver to the trustee (and that have not already been cancelled), by depositing with the trustee or any paying agent, enough funds to pay the principal and interest due or to become due on the notes until their maturity date.  (Section 13.01)

Conversion

General

Constellation Energy may issue debt securities that may be converted into or exercised or exchanged for its common stock, preferred stock or any of its other securities.  Debt securities will not be convertible unless the applicable prospectus supplement expressly so states.  We refer to these securities as convertible debt securities.  The discussion that follows contemplates that the debt securities we may issue will be convertible into common stock.  The applicable prospectus supplement will discuss the terms of any debt securities that may be convertible into any other type of security.

The applicable prospectus supplement for any series of convertible debt securities will set forth the terms of the convertible debt securities, including the conversion rate at which the holder of any convertible debt security of that series may initially convert that security into common stock.  The conversion rate for any series of outstanding convertible debt securities will be expressed as a number of shares per $1,000 principal amount of convertible debt securities, and will be adjusted in certain circumstances as described in “Adjustment of Conversion Rate” below.  The right to convert a convertible debt security called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date for that security, unless we default in making the payment due upon redemption.  (Section 16.01)

Exercise of Conversion Privilege

Securityholders may convert all or part of any convertible debt security by delivering the convertible debt security at an office or agency maintained for that purpose.  Unless the applicable prospectus supplement for a series of convertible debt securities states otherwise, that office will be the corporate trust office of the trustee at 60 Wall Street, 27th Floor, MS: NYC60-2710, New York, NY 10005, and the trustee will serve as conversion agent.  The convertible debt security surrendered for conversion must be accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee.  The conversion date will be the date on which the convertible debt security and the duly signed and completed conversion notice are so delivered.  (Section 16.02)

As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share.  The certificates will then be sent by the trustee to the conversion agent for delivery to the holder of the convertible debt security being converted.  The shares of our common stock issuable upon conversion of the convertible debt securities will be fully paid and nonassessable and will rank equally with the other shares of our common stock.  (Sections 16.02 and 16.03)

“Street name” and other indirect holders should consult their banks or brokers for information on how to exercise their conversion privilege.

Interest and Other Payments in connection with Convertible Debt Securities

If a securityholder surrenders a convertible debt security for conversion on a date that is not an interest payment date, that securityholder will not be entitled to receive any interest for the period from the preceding interest payment date to the conversion date, except as described below.  However, a securityholder of a convertible debt security on a regular record date, including a convertible debt security surrendered for conversion after the regular record date, will receive the interest payable on such convertible debt security on the next interest payment date.  Thus to correct for this overpayment of interest, any convertible debt security surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of convertible debt securities being surrendered for conversion.  However, a securityholder will not be required to make that payment if he or she is converting a convertible debt security, or a portion of a convertible debt security, that we have called for redemption if such securityholder’s conversion right would terminate because of the redemption between the regular record date and the close of business on the next interest payment date.  (Section 16.02)

No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion.  Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date.  We will not issue fractional shares upon conversion.  Instead, we will pay cash in lieu of fractional shares based on the market price of our common stock at the close of business on the conversion date.  (Section 16.03)

If a securityholder delivers a convertible debt security for conversion, the securityholder will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion.  However, the securityholder will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than that of the holder of the convertible debt security.  We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that such tax or duty has been paid.  (Section 16.08)

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Adjustment of Conversion Rate

The conversion rate will be subject to adjustment for, among other things:

•	dividends and other distributions payable in our common stock on shares of our capital stock;

•
the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for stockholders entitled to receive such rights, options or warrants;

•	subdivisions, combinations and reclassifications of our common stock;

•	distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to above;

•	dividends and distributions paid exclusively in cash, subject to certain exceptions; and

•	distributions upon mergers or consolidations discussed below;

•
distributions consisting exclusively of cash, excluding cash distributed upon a merger or consolidation discussed below, to all holders of our common stock in an aggregate amount that, combined together with:

•	other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made; and

•
any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization on the record date for the distribution, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; and

•	the completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with:

•
any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made; and

•
the aggregate amount of any cash distributions to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order to avoid or diminish any income tax to holders of our common stock resulting from certain dividends, distributions or issuances of rights or warrants.  We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1% or more of the conversion rate.  (Section 16.04)

To the extent permitted by law, we may increase the conversion rate for any period of at least 20 days if the increase is irrevocable during such period and our board of directors determines that the increase would be in our best interest.  The board of directors’ determination in this regard will be conclusive.  We will give holders of convertible debt securities at least 15 days’ notice of such an increase in the conversion rate.  (Section 16.04(12))

We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered convertible debt securities of any adjustments.  (Section 16.05)

Provision in case of Consolidation, Merger or Sale of Assets

If we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each convertible debt security then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the convertible debt securities were convertible immediately prior to the consolidation, merger, sale or transfer.  This calculation will be made on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration.  This paragraph will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.  (Section 16.11)

Our Relationship with the Trustee

The trustee under the indentures, and/or one or more of its affiliates, may be lenders under our, or our subsidiaries’ and affiliates’, credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates.  The trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates.  However, if the trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

The trustee will perform only those duties that are specifically set forth in the indentures, unless an event of default occurs and is continuing.  In case of default, the trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs.

DESCRIPTION OF CAPITAL STOCK

The following briefly summarizes the provisions of Constellation Energy’s and BGE’s charter and bylaws.  The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of their charter and bylaws.  See “WHERE YOU CAN FIND MORE INFORMATION.”

Authorized Common Stock

Constellation Energy’s authorized capital stock includes 250,000,000 shares of common stock without par value.  As of May 31, 2006, 204,461,200 shares have either been issued and are now outstanding or have been reserved for issuance, and 45,538,800 shares are authorized but unissued and unreserved.

Authorized Preferred Stock

Constellation Energy’s board of directors can, without further action by its shareholders, establish from the 25,000,000 undesignated shares of preferred stock, $0.01 per share par value, authorized by its charter one or more series of preferred stock.  As of May 31, 2006, none of Constellation Energy’s preferred stock is issued or reserved for issuance.

BGE’s board of directors can, without further action by Constellation Energy, its sole shareholder, establish from the 1,000,000 undesignated shares of preferred stock, $100 per share par value, authorized by its charter one or more series of preferred stock.  As of May 31, 2006, none of BGE’s preferred stock is issued or reserved for issuance.

Description of Common Stock

Dividend Rights

We will pay dividends on our common stock when declared by our board of directors.  However, we must first pay all dividends and any redemption payments due on any outstanding shares of our preferred stock before paying common stock dividends.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters on which shareholders vote.  There are no cumulative voting rights.

Liquidation

If we liquidate or dissolve, common stockholders will share equally in any assets remaining after full payment of liabilities to our creditors and the liquidation value per share plus accrued dividends due to holders of any outstanding shares of our preferred stock.

General

Holders of our common stock do not have any preemptive or special rights to purchase any shares of common stock we may issue at a later date.  In addition, as holders of common stock, you have no redemption, conversion or sinking fund rights.  When issued to you, the common stock will be legally issued, fully paid and nonassessable.

Description of Preferred Stock

We may issue preferred stock in one or more series, as described below.  The following briefly summarizes the provisions of our charter that would be important to holders of our preferred stock.  The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our charter.  See “WHERE YOU CAN FIND MORE INFORMATION.”

The description of most of the financial and other specific terms of each series will be in the prospectus supplement in connection with the offering of that series.  Those terms may vary from the terms described herein.

As you read this section, please remember that the specific terms of each series of preferred stock as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section.  If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control.  Thus, the statements we make in this section may not apply to every series of preferred stock.

Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under articles supplementary filed as part of our charter.  Reference to the applicable prospectus supplement means the prospectus supplement describing the specific terms of that offering of preferred stock you purchase.  The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

The prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the number of shares;

•	the designation;

•	the voting powers;

•	votes per share (which cannot be greater than one vote per share);

•	liquidation preferences;

•	relative participating, optional or other rights;

•	conversion or exchange rights;

•	redemption rights;

•	put and sinking fund provisions;

•	dividend rights;

•	the terms or conditions of redemption; and

•	any other applicable terms.

In some cases, the issuance of preferred stock could delay a change in control of Constellation Energy and make it harder to remove present management.  Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

When we issue and receive payment for the preferred stock, the shares will be fully paid and nonassessable.  Unless otherwise specified in the applicable prospectus supplement, the preferred stock will rank on a parity in all respects with any outstanding shares of our preferred stock and will have priority over our common stock as to dividends and distributions of assets.  Therefore, the rights of any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement.  The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

The applicable prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of common stock, another series of preferred stock or other securities of Constellation Energy or BGE, or debt or equity securities of third parties.

Maryland General Corporation Law and the Charter and Bylaws

Constellation Energy and BGE are Maryland corporations.  Provisions of Maryland’s General Corporation Law (“Maryland Law”), in addition to provisions of our charter and bylaws, address corporate governance issues, including the rights of shareholders.  Some of these provisions could hinder management changes while others could have an anti-takeover effect.  This anti-takeover effect may, in some circumstances, reduce the control premium that might otherwise be reflected in the value of our stock.

We have summarized the key provisions of Maryland Law and our charter and bylaws below.  Because it is a summary, it does not contain all of the information that may be important to you.  You should read our charter and bylaws (see “WHERE YOU CAN FIND MORE INFORMATION”), and the relevant sections of Maryland Law to get a complete understanding of your rights.  This summary is subject to, and qualified in its entirety by, reference to all the provisions of our charter, bylaws and Maryland Law.

Business Combination Statute.  Subject to certain exceptions, Maryland Law prohibits certain business combinations between a corporation and an interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements.  The statute requires a business combination which is not excepted and which takes place after the five-year moratorium to be approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by the outstanding shares of voting stock of the corporation, voting together as a group; and (2) two-thirds of the votes entitled to be cast by holders of voting stock other than the interested stockholder who is a party to the combination, voting together as a group.  An interested stockholder is defined as a beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting stock of the corporation.  However, a person is not an interested stockholder if, prior to the most recent time at which such person would otherwise have become an interested stockholder, the board of directors of the corporation approved the transaction which otherwise would have resulted in the person’s becoming an interested stockholder (which approval may be made subject to compliance at or after the time of approval, with any terms and conditions determined by the board, e.g., a standstill requirement).  Maryland Law allows companies to opt out of this provision.  We have not opted out.

Control Share Statute.  Maryland Law provides, with certain exceptions, that control shares (generally, shares with more than one-tenth, one-third and a majority of the power to vote generally in the election of directors) of a corporation acquired in a control share acquisition have no voting rights except to the extent approved by the stockholders by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter, excluding interested shares.  If the stockholders do not accord voting rights to the control shares, the corporation may redeem the control shares under certain circumstances.  Unless the charter or bylaws provide otherwise, if voting rights are approved, and as a result the interested stockholder becomes entitled to exercise a majority or more of the voting power of all shares of the corporation, non-interested stockholders will have dissenters’ rights.  Maryland Law allows companies to opt out of this provision.  Constellation Energy has opted out, but can opt back in at its option.

Corporate Governance.  Shareholders of Constellation Energy may remove directors only for cause upon the affirmative vote of the holders of at least a majority of the combined voting powers of the classes of capital stock entitled to vote in the election of directors.  The number of directors may be fixed only by vote of the board of directors and vacancies on the board may be filled only by the affirmative vote of a majority of the remaining directors in office.  Directors have staggered terms of office and each director is elected for a three-year term.  Shareholder proposals and nominations are subject to specified restrictions and procedures contained in our bylaws.  The effect of these provisions could be to delay the shareholders’ ability to elect a majority of new directors.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities, preferred stock, common stock or any combination of these securities and these warrants may be issued by us independently or together with any underlying securities and may be attached to or separate from the underlying securities.  We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent.  The warrant agent will be identified in the applicable prospectus supplement.  The warrant agent will act solely as our agent in connection with the warrants of the series for which it is appointed and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants of that series.

The following outlines some of the general terms and provisions of the warrants.  Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement.  The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by, reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement which contains this prospectus.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement.  Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise.  Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement.  The exercise price for the warrants will be subject to adjustment in accordance with the applicable prospectus supplement.  Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement.  Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise.  If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of shares of our common stock or preferred stock, as applicable, at a future date or dates.  The price per share of common stock or preferred stock, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts.  We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.  The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and beneficial interests in debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to in this prospectus as units.  The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis.  The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•
whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	whether the stock purchase contracts will be issued in fully registered or global form; and

•	any other terms of the stock purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities described in this prospectus in any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units.  The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the relevant unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

By Agents

Offered securities may be sold on a one time or a continuing basis by agents designated by us.  The agents agree to use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and us.

By Underwriters or Dealers

If underwriters are used in the sale, the underwriters may be designated by us or selected through a bidding process.  The securities will be acquired by the underwriters for their own account.  The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  The obligations of the underwriters to purchase the securities will be subject to certain conditions.  The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.  Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the securities offered hereby.

If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals.  The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale.  The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell securities directly to the public.  In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement.  Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the securities shall be not less nor more than, the respective amounts stated in the prospectus supplement.  Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval.  The delayed delivery contracts will not be subject to any conditions except:

•
the purchase by an institution of the securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such jurisdiction is subject; and

•
if the securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the securities less the amount thereof covered by the delayed delivery contracts.  The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock.  Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered security will be listed on the New York Stock Exchange, subject to official notice of issuance.  We may elect to list any of the other securities on an exchange, but are not obligated to do so.  It is possible that one or more underwriters may make a market in a series of the securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice.  We cannot predict the activity of trading in, or liquidity of, our securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the securities.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering.  Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid.  This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities.  As a result, the price of the securities may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the underwriters at any time.  These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing security holders, create and issue further securities having the same terms and conditions as the securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement.  Additional securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

VALIDITY OF THE SECURITIES

Unless otherwise noted in the applicable prospectus supplement, one of our lawyers will issue an opinion regarding the validity of the securities offered pursuant to this prospectus.  Our lawyer may rely as to matters of New York law on the opinion of Kirkland & Ellis LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Constellation Energy Group, Inc. for the year ended December 31, 2005 and the financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Baltimore Gas and Electric Company for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Constellation Energy files annual, quarterly and current reports, proxy statements and other information with the SEC.  BGE files annual, quarterly and current reports, and other information with the SEC.  You may read and copy any document filed by BGE or Constellation Energy at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding companies (including Constellation Energy and BGE) that file documents with the SEC electronically.  Constellation Energy’s and BGE’s SEC filings may also be obtained from our web site at http://www.constellation.com.

The addresses for both the SEC’s and Constellation Energy’s web site are inactive textual references only and the contents of those sites (other than the documents incorporated by reference as set forth below) are not a part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC.  In addition, the SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from now until the time the registration becomes effective and thereafter until we sell all the securities.

Constellation Energy

•	Annual Report on Form 10-K for the year ended December 31, 2005, as amended by Form 10 K/A filed on May 1, 2006.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

•	Current Reports on Form 8-K filed on January 27, 2006, February 9, 2006, February 28, 2006, May 31, 2006, June 6, 2006, June 16, 2006 and June 23, 2006.

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Description of the Common Stock under the caption “Proposal No. 1, Approval of the Share Exchange and Formation of the Holding Company—Constellation Energy Capital Stock” in the Proxy Statement and Prospectus contained in Amendment No. 1 to Constellation Energy’s Registration Statement on Form S-4 (Reg. No. 33-64799), including any amendments or reports filed with the SEC for the purpose of updating this description.

BGE

•	Annual Report on Form 10-K for the year ended December 31, 2005.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

•	Current Report on Form 8-K filed on January 27, 2006.

Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations
Constellation Energy Group, Inc.
750 East Pratt Street
Baltimore, Maryland 21202
410-783-3647

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  We are not making an offer of these securities in any jurisdiction where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

$

Series A Junior Subordinated Debentures

PROSPECTUS SUPPLEMENT

Citi
Merrill Lynch & Co.
Morgan Stanley
UBS Investment Bank
Wachovia Securities
Banc of America Securities LLC

June     , 2008